REGISTRATION NO. 333-
     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 1, 1996
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          -----------------------------


                              MAXXIM MEDICAL, INC.
             (Exact Name of Registrant as specified in its charter)

         TEXAS                       3841, 3842, 3845           76-0291634
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Numbers) Identification No.)

                              104 INDUSTRIAL BLVD.
                             SUGAR LAND, TEXAS 77478
                                 (713) 240-5588

          (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                          -----------------------------

                               KENNETH W. DAVIDSON
                              MAXXIM MEDICAL, INC.
                              104 INDUSTRIAL BLVD.
                             SUGAR LAND, TEXAS 77478
                                 (713) 240-5588

           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                          -----------------------------


                                 WITH A COPY TO:
                               JOHN R. BOYER, JR.
                               DAVID A. JONES, JR.
                       BOYER, EWING & HARRIS, INCORPORATED
                          9 GREENWAY PLAZA, SUITE 3100
                              HOUSTON, TEXAS 77046
                                 (713) 871-2025

                          -----------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                                   CALCULATION OF REGISTRATION FEE

                                                             PROPOSED        PROPOSED
             TITLE OF EACH                                   MAXIMUM         MAXIMUM         AMOUNT OF
          CLASS OF SECURITIES              AMOUNT TO BE      OFFERING       AGGREGATE       REGISTRATION
            TO BE REGISTERED                REGISTERED        PRICE          OFFERING           FEE
                                                             PER UNIT (1)     PRICE (1)
10-1/2% Senior Subordinated Notes due 2006   $100,000,000        100%       $ 100,000,000      $34,482.76
========================================   ================ ============== ================  ==============

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such
Section 8(a), may determine.

                                     MAXXIM MEDICAL, INC.
                                     CROSS REFERENCE SHEET

         Pursuant to Item 501(b) of Regulation S-K showing location in the Prospectus of Information Required by Items in Form S-4

ITEM IN FORM S-4                                                 CAPTION IN PROSPECTUS
----------------------------------------------------------------------------------------------
1.   Forepart of the Registration Statement and
     Outside Front Cover Page of Prospectus........................Facing Page; Cross-Reference Sheet; Outside
                                                                   Front Cover Page of Prospectus

2.   Inside Front and Outside Back Cover Pages
     of Prospectus.................................................Available Information; Table of Contents; Inside
                                                                   Front Cover Pages of Prospectus

3.   Risk Factors, Ratio of Earnings to Fixed
     Charges and Other Information.................................Summary; Risk Factors; Ratio of Earnings to
                                                                   Fixed Charges; The Exchange Offer; Selected
                                                                   Consolidated Financial Data

4.   Terms of the Transaction......................................Summary; Risk Factors; The Prior Offer; Exchange Offer;
                                                                   Description of Notes; Incorporation of Certain Documents
                                                                   by Reference

5.   Pro Forma Financial Information...............................Summary; Unaudited Pro Forma Financial Data

6.   Material Contacts with the Company Being
     Acquired......................................................Not Applicable

7.   Additional Information Required for
     Reoffering by Persons and Parties Deemed to
     be Underwriters...............................................Not Applicable

8.   Interests of Named Experts and Counsel........................Legal Matters; Experts

9.   Disclosure of Commission Position on
     Indemnification for Securities Act Liabilities................Not Applicable

10.  Information with Respect to S-3 Registrants...................Prospectus Cover Page; Available Information;
                                                                   Incorporation of Certain Documents by Reference;
                                                                   Summary; Unaudited Pro Forma Financial Data; Selected
                                                                   Consolidated Financial Data; Management's Discussion
                                                                   and Analysis of Financial Condition and Results of
                                                                   Operations; Index to Financial Statements

11.  Incorporation of Certain Information by
     Reference......................................................Incorporation of Certain Documents by Reference

12.  Information with Respect to S-2 or S-3
     Registrants...................................................Not Applicable

13.  Incorporation of Certain Information by
     Reference.....................................................Not Applicable

14.  Information with Respect to Registrants
     Other than S-3 or S-2 Registrants.............................Not Applicable

15.  Information with Respect to S-3 Companies.....................Not Applicable

16.  Information with Respect to S-2 or S-3
     Companies.....................................................Not Applicable

17.  Information with Respect to Companies other
     than S-3 or S-2 Companies.....................................Not Applicable

18.  Information if Proxies, Consents or
     Authorizations are to be Solicited............................Not Applicable

19.  Information if Proxies, Consents or
     Authorizations are not to be Solicited or in
     an Exchange Offer.............................................Incorporation of Certain Documents by Reference

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED OCTOBER 1, 1996

                              MAXXIM MEDICAL, INC.
                                Offer to Exchange
                                 All Outstanding
                   10-1/2% Senior Subordinated Notes due 2006
                   ($100,000,000 principal amount outstanding)
                 For 10-1/2% Senior Subordinated Notes due 2006

     The Exchange Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on _____________, 1996 (as such date may be extended, the "Expiration Date").

     Maxxim Medical, Inc., a Texas corporation ("Maxxim" or the "Company") hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal"), to exchange $1,000 in principal amount of its 10-1/2% Senior Subordinated Notes due 2006 (the "New Notes") for each $1,000 in principal amount of its outstanding 10-1/2% Senior Subordinated Notes due 2006 (the "Old Notes") (the Old Notes and the New Notes are collectively referred to herein as the "Notes"). An aggregate principal amount of $100,000,000 of Old Notes is outstanding. See "The Exchange Offer."

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Notes where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, starting on the Expiration Date (as defined herein) and ending on the close of business one year after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

     The Company will accept for exchange any and all Old Notes that are validly tendered prior to 5:00 p.m., New York City time, on the Expiration Date. Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of the Old Notes being tendered for exchange. However, the Exchange Offer is subject to the terms and provisions of the Registration Rights Agreement, dated as of July 30, 1996 (the "Registration Rights Agreement"), among the Company, NationsBanc Capital Markets, Inc. and Bear, Stearns & Co. Inc. (the "Initial Purchasers"). The Old Notes may be tendered only in multiples of $1,000. See "The Exchange Offer."



   SEE "RISK FACTORS" BEGINNING ON PAGE 16 HEREIN FOR A DISCUSSION OF CERTAIN RISKS THAT SHOULD BE CONSIDERED BY HOLDERS IN EVALUATING THE EXCHANGE OFFER

     THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE

                 The date of this Prospectus is _________, 1996

     The Old Notes were issued in a transaction (the "Prior Offering") pursuant to which the Company issued an aggregate of $100,000,000 principal amount of the Old Notes to the Initial Purchasers on July 30, 1996 (the "Closing Date") pursuant to a Purchase Agreement, dated July 18, 1996 (the "Purchase Agreement"), among the Company and the Initial Purchasers. The Initial Purchasers subsequently resold the Old Notes in reliance on Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"). The Company and the Initial Purchasers also entered into the Registration Rights Agreement, pursuant to which the Company granted certain registration rights for the benefit of the holders of the Old Notes. The Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement with respect to the Old Notes. See "The Exchange Offer - Purpose and Effect."

     The Old Notes were issued under the Indenture, dated as of July 30, 1996 among the Company, Maxxim Medical, Inc., a Delaware corporation and a wholly owned subsidiary of the Company ("Maxxim Delaware"), Fabritek la Romana, Inc., a Mississippi corporation and a wholly owned subsidiary of Maxxim Delaware ("Fabritek"), Maxxim Medical Canada Limited, a Canadian corporation and a wholly owned subsidiary of Maxxim Delaware ("Maxxim Canada"), Medica B.V., a Netherlands corporation and a wholly owned subsidiary of Maxxim Delaware ("Maxxim Netherlands"), Medica Hospital Supplies, N.V., a Belgian corporation and a wholly owned subsidiary of Maxxim Delaware ("Maxxim Belgium"), and Maxxim Acquisition Co., a Virginia corporation and a wholly owned subsidiary of Maxxim Delaware ("Maxxim Acquisition"), and First Union National Bank of North Carolina, as trustee (in such capacity, the "Trustee"). The New Notes will be issued under such Indenture, as amended by Supplemental Indenture No. 1, dated as of _______________, 1996, among the Company, Maxxim Delaware, Fabritek, Maxxim Canada, Maxxim Netherlands, Maxxim Belgium, Sterile Concepts Holdings, Inc., a Virginia corporation, successor by merger to Maxxim Acquisition and a wholly owned subsidiary of Maxxim Delaware ("Sterile Concepts"), Sterile Concepts, Inc., a Virginia corporation and a wholly owned subsidiary of Sterile Concepts ("SCI"), Associated Medical Products Company ("AMP"), a Minnesota corporation and a wholly owned subsidiary of Sterile Concepts, and Sterile Concepts Limited, a corporation existing under the laws of the United Kingdom and a wholly owned subsidiary of Sterile Concepts ("Sterile Limited"), pursuant to which Sterile Concepts, SCI, AMP and Sterile Limited became guarantors of the Notes (the Indenture, as supplemented, being hereinafter referred to as the "Indenture").

     The form and terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes, except that (i) the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, (ii) holders of New Notes will not be entitled to liquidated damages equal to $.05 per week per $1,000 principal amount of Old Notes held by such holders (up to a maximum amount of $0.30 per week per $1,000 principal amount) otherwise payable under the terms of the Registration Rights Agreement in respect of the Old Notes held by such holders during any period in which a Registration Default (as defined) is continuing (the "Liquidated Damages") and (iii) holders of New Notes will not be, and upon the consummation of the Exchange Offer, holders of Old Notes will no longer be, entitled to certain rights under the Registration Rights Agreement intended for the holders of unregistered securities. The Exchange Offer shall be deemed consummated upon the occurrence of the delivery by the Company to First Union National Bank of North Carolina, as registrar of the Old Notes (in such capacity, the "Registrar") under the Indenture of New Notes in the same aggregate principal amount as the aggregate principal amount of Old Notes that are validly tendered by holders thereof pursuant to the Exchange Offer. See "The Exchange Offer - Termination of Certain Rights" and "Procedures for Tendering Old Notes" and "Description of Notes."

     The New Notes will bear interest at a rate equal to 10-1/2% per annum. Interest on the New Notes is payable semiannually, commencing February 1, 1997, on February 1 and August 1 of each year (each, an "Interest Payment Date") and shall accrue from July 30, 1996 or from the most recent Interest Payment Date with respect to the Old Notes to which interest was paid or for which interest was duly provided. The New Notes will mature on August 1, 2006. See "Description of Notes."

     The New Notes will not be redeemable at the Company's option prior to August 1, 2001. Thereafter, the New Notes will be redeemable by the Company at the redemption prices, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date, and subject to the conditions set forth in "Description of

Notes - Optional Redemption." Upon the occurrence of a Change of Control (as defined herein), each Holder of a New Note will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's New Notes at 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of purchase. There is no assurance that the Company will have adequate funds to repurchase the New Notes upon a Change in Control. See "Description of Notes - Repurchase of New Notes at the Option of the Holders - Change of Control."

     The New Notes will be general unsecured obligations of the Company subordinated in right of payment to all existing and future Senior Indebtedness (as defined herein) of the Company, including borrowings under the Credit Agreement (as defined herein). The New Notes will also be effectively subordinated to all of the indebtedness of the Company's Subsidiaries. As of August 4, 1996, the Notes will be subordinate to approximately $122,300,000 of outstanding Senior Indebtedness and senior to approximately $28,750,000 of indebtedness. See "Description of Notes." See also "Management's's Discussion and Analysis of Financial Condition and Results of Operations Liquidity and Capital Resources." The Indenture permits the Company and its subsidiaries to incur additional indebtedness, including additional Senior Indebtedness subject to certain financial covenants.

     Based on existing interpretations of the Securities Act by the staff of the Securities and Exchange Commission (the "Commission") set forth in "no-action" letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer to any holder of Old Notes in exchange for Old Notes may be offered for resale, resold and otherwise transferred by such holder (other than a broker-dealer who purchased Old Notes directly from the Company for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such holder is not an affiliate of the Company, is acquiring the New Notes in the ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes. Holders wishing to accept the Exchange Offer must represent to the Company, as required by the Registration Rights Agreement, that such conditions have been met. In addition, if such holder is not a broker-dealer, it must represent that it is not engaged in, and does not intend to engage in, a distribution of the New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "The Exchange Offer - Resales of the New Notes" and "Plan of Distribution." This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities.

     As of _____________, 1996, Cede & Co. ("Cede"), as nominee for The Depository Trust Company, New York, New York ("DTC"), was the sole registered holder of the Old Notes and held the Old Notes for ____________ of its participants. The Company believes that no such participant is an affiliate (as such term is defined in Rule 405 of the Securities Act) of the Company. There has previously been only a limited secondary market, and no public market, for the Old Notes. The Old Notes are eligible for trading in the Private Offering, Resales and Trading through Automatic Linkages ("PORTAL") market. In addition, the Initial Purchasers have advised the Company that they currently intend to make a market in the New Notes; however, the Initial Purchasers are not obligated to do so and any market making activities may be discontinued by the Initial Purchasers at any time. Therefore, there can be no assurance that an active market for the New Notes will develop. If such a trading market develops for the New Notes, future trading prices will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities. Depending on such factors, the New Notes may trade at a discount from their face value. See "Risk Factors - Lack of Public Market."

     The Company will not receive any proceeds from this Exchange Offer. Pursuant to the Registration Rights Agreement, the Company will bear certain registration expenses.

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH

THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

     The Old Notes were issued originally in global form (the "Global Old Note"). The Global Old Note was deposited with, or on behalf of, DTC, as the initial depository with respect to the Old Notes (in such capacity, the "Depositary"). The Global Old Note is registered in the name of Cede, as nominee of DTC, and beneficial interests in the Global Old Note are shown on, and transfers thereof are effected only through, records maintained by the Depositary and its participants. The use of the Global Old Note to represent certain of the Old Notes permits the Depositary's participants, and anyone holding a beneficial interest in an Old Note registered in the name of such a participant, to transfer interests in the Old Notes electronically in accordance with the Depositary's established procedures without the need to transfer a physical certificate. New Notes issued in exchange for the Global Old Note will also be issued initially as a note in global form (the "Global New Note," and, together with the Global Old Note, the "Global Notes") and deposited with, or on behalf of, the Depositary. After the initial issuance of the Global New Note, New Notes in certificated form will be issued in exchange for a holder's proportionate interest in the Global New Note only as set forth in the Indenture.

                                TABLE OF CONTENTS

                                                                           PAGE

Available Information ...................................................    6

Incorporation of Certain Documents
 by Reference ...........................................................    6

Prospectus Summary ......................................................    8

Risk Factors ............................................................   16

The Exchange Offer ......................................................   22

Use of Proceeds .........................................................   29

Ratio of Earnings to Fixed Charges ......................................   29

Unaudited Pro Forma Financial Data ......................................   29

Selected Consolidated Financial Data ....................................   35

Management's Discussion and
 Analysis of Financial Condition
 and Results of Operations ..............................................   36

Description of Notes ....................................................   43

Description of Certain Indebtedness .....................................   69

Plan of Distribution ....................................................   70

Legal Matters ...........................................................   71

Experts .................................................................   71

                              AVAILABLE INFORMATION

        The Company has filed a registration statement on Form S-4 (together with any amendments thereto, the "Registration Statement") with the Commission under the Securities Act with respect to the New Notes. This Prospectus, which constitutes a part of the Registration Statement, omits certain information contained in the Registration Statement and reference is made to the Registration Statement and the exhibits and schedules thereto for further information with respect to the Company and the New Notes offered hereby. This Prospectus contains summaries of the material terms and provisions of certain documents and in each instance reference is made to the Registration Statement and the exhibits and schedules thereto for further information with respect to the Company and the New Notes offered hereby. This Prospectus contains summaries of the material terms and provisions of certain documents and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such summary is qualified in its entirety by such reference.

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the directors and officers of the Company, their remuneration, options granted to them and other matters, the principal holders of the securities issued by the Company, and any material interest of such persons in transactions with the Company, is required to be disclosed in such filings. The Company has further agreed that, whether or not it is required to do so by the rules and regulations of the Commission, for so long as any of the Notes remain outstanding, it will furnish to the holders of the Notes and file with the Trustee, within 15 days after it is or would have been required to file such with the Commission (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company is or were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's independent accountants, and (ii) all reports that are or would be required to be filed with the Commission on Form 8-K if the Company is or were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, at any time after the Company files a registration statement with respect to the Exchange Offer or a Shelf Registration Statement, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, for so long as any of the Notes remain outstanding, the Company has agreed to furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required by Rule 144A(d)(4) under the Securities Act.

        The Registration Statement (including the exhibits and schedules thereto) and the periodic reports and other information filed by the Company with the Commission may be inspected without charge at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, NW, Washington, DC 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information may be obtained by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, NW, Washington, DC 20549. Such material should also be available for inspection at the library of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. The Company's shares are listed and traded on the NYSE under the symbol "MAM."

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents filed by the Company or by Sterile Concepts Holdings, Inc. with the Commission pursuant to the Exchange Act, are hereby incorporated by reference, except as superseded or modified herein: (i) the Company's Annual Report on Form 10-K for the fiscal year ended October 29, 1995,
(ii) the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended February 4, 1996, (iii) the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended May 5, 1996, (iv) the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended August 4, 1996, (v) the Company's Report on Form 8-K describing the acquisition by the Company of Sterile Concepts Holdings, Inc., filed with the Commission on August 14, 1996, as amended by Amendment No. 1 to Form 8-K filed with the

Commission on October __, 1996, (vi) the Annual Report on Form 10-K of Sterile Concepts Holdings, Inc. for the fiscal year ended September 30, 1995, and (vii) the Quarterly Report on Form 10-Q of Sterile Concepts Holdings, Inc. for the fiscal quarter ended March 31, 1996.

        All documents filed by the Company with the Commission pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to termination of the Exchange Offer shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement or document so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        As used herein, the terms "Prospectus" and "herein" mean this Prospectus, including the documents incorporated or deemed to be incorporated herein by reference, as the same may be amended, supplemented or otherwise modified from time to time. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document, copies of which are available from the Company as described below, each such statement being qualified in all respects by such reference.

        The Company undertakes to provide, without charge, to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents or information referred to above that has been or may be incorporated by reference in this Prospectus (excluding exhibits to such documents unless such exhibits are specifically incorporated by reference). Requests should be directed to Maxxim Medical, Inc., 104 Industrial Boulevard, Sugar Land, Texas, 77478, Attn: Chief Operating Officer, telephone (713) 240-5588. In order to ensure timely delivery of the documents, any request should be made by ______________, 1996.

                               PROSPECTUS SUMMARY

        THE FOLLOWING SUMMARY INFORMATION IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL DATA INCLUDED ELSEWHERE IN THIS PROSPECTUS, INCLUDING THE FINANCIAL STATEMENTS AND NOTES THERETO INCORPORATED HEREIN BY REFERENCE. MARKET DATA USED
THROUGHOUT THIS PROSPECTUS WERE OBTAINED OR EXTRAPOLATED FROM INDUSTRY PUBLICATIONS WHICH THE COMPANY BELIEVES TO BE RELIABLE, BUT THE ACCURACY THEREOF IS NOT GUARANTEED. AS USED IN THIS PROSPECTUS, UNLESS THE CONTEXT OTHERWISE REQUIRES, THE TERM "COMPANY" REFERS TO MAXXIM MEDICAL, INC., A TEXAS CORPORATION, TOGETHER WITH MAXXIM DELAWARE AND ITS DIRECT AND INDIRECT SUBSIDIARIES, TOGETHER WITH ANY PREDECESSORS. THE ISSUANCE OF THE OLD NOTES AND THE CONSUMMATION OF THE TRANSACTION CONTEMPLATED IN THE CREDIT AGREEMENT ARE HEREINAFTER SOMETIMES REFERRED TO AS THE "FINANCING TRANSACTIONS." FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PARTICIPANTS IN THE EXCHANGE OFFER, SEE "RISK FACTORS."

                                   THE COMPANY

        On July 30, 1996, the Company consummated the acquisition (the "Acquisition") of 98.4% of the issued and outstanding common stock of Sterile Concepts Holdings, Inc., a Virginia corporation ("Sterile Concepts"), the second largest supplier of custom procedure trays in the United States,for cash of approximately $144.7 million, which includes the repayment of $34.2 million of Sterile Concepts' debt. On September 18, 1996, the Company merged Maxxim Acquisition with and into Sterile Concepts. The Company's acquisition of Sterile Concepts has significantly enhanced the Company's position as a major diversified manufacturer of single-use specialty medical products, and substantially increased the Company's market share in the custom procedure tray industry. On a pro forma basis, after giving effect to the Acquisition, the Company would have had combined sales of $502.3 million, and EBITDA (as defined herein) of $56.6 million, for the Company's fiscal year ended October 29, 1995.

                                COMPANY OVERVIEW

        The Company is a major manufacturer and developer of a diversified range of specialty medical products and a leading supplier of single-use, custom procedure trays and non-latex medical examination gloves to hospitals, clinics and outpatient surgery centers. The primary business of the Company is the manufacture and sale of approximately 20,000 single-use specialty medical products, most of which are used on a daily basis in medical treatment facilities throughout the world. In addition, upon consummation of the Acquisition the Company became the second largest supplier of custom procedure trays in the United States. Custom procedure trays are sterilized kits containing the single-use products used in surgical or other medical procedures, and serve as a distribution vehicle for Company-manufactured products. The custom procedure trays increasingly include Company-manufactured products, which results in higher margins than inclusion of components purchased from others. Hospitals and other surgical centers are using more custom procedure trays, in part because these trays promote efficiency and productivity by consolidating into a single package the disposable products used in specific medical procedures, thereby reducing set-up time and lowering inventory levels maintained by hospitals and clinics. Use of custom procedure trays also reduces the risks of product contamination and transmission of infectious disease and allows easier identification of costs associated with specific medical procedures.

        The Company conducts its operations through three divisions. The Case Management division manufactures, assembles and sells custom procedure trays for a wide variety of operating room procedures, complete lines of surgical gloves and medical exam gloves, infection control apparel for operating room personnel, patient draping systems, and electrosurgical products. The Argon Medical division manufactures and markets guidewires, needles, introducers, catheters, manifolds, transducers, high pressure syringes and certain other sterilized single-use medical and surgical specialty products, which are used in the Company's procedure trays or are sold separately. This division also assembles and markets procedure trays for use primarily in cardiology and interventional radiology procedures. MAXXIM Medical Europe, the Company's third division, serves as the European manufacturer and distributor of the Company's products. The Company is currently in the process of integrating Sterile Concepts into its Case Management Division.

        Since its inception, the Company has grown through a series of acquisitions and development of new products. As a result, the Company has a diversified product mix, with no single product constituting more than 5% of net sales.

The Company has experienced significant growth since 1991, principally by successfully integrating six major acquisitions (prior to the Acquisition) into its existing specialty medical products business.

                            STERILE CONCEPTS OVERVIEW

        Prior to the Acquisition, Sterile Concepts was the second largest producer of custom procedure trays in the United States, with net sales of $146.8 million in fiscal 1995. Sterile Concepts assembles, packages and sterilizes custom procedure trays for hospitals, outpatient surgery centers and medical clinics. All of the items included in the Sterile Concepts' custom procedure trays are disposable and include such items as gowns and drapes, sutures, endoscopic instruments, needles, gloves, tubing, sponges, towels and gauze. Sterile Concepts' trays are designed to meet individual customer specifications and range from simple basin sets to complex trays for open heart surgery. As of September 30, 1995, Sterile Concepts was selling custom procedure trays to approximately 2,300 individual accounts composed primarily of hospitals and affiliated outpatient surgery centers.

                              ACQUISITION STRATEGY

        The Company's prior acquisitions have allowed the Company either to expand its customer base, increase product offerings or achieve further vertical integration. Management believes that the highly fragmented medical products industry, in conjunction with recent trends by buyers of medical products to consolidate supply purchases among fewer suppliers, will continue to provide strategic acquisition opportunities for the Company. The goal of the Company's acquisition strategy is to broaden its offering of single-use products into the surgical suite, and enhance profit margins by including more Company-manufactured products in its custom procedure trays. Management will continue to consider acquisitions that complement or expand its product lines.

        Management believes that the Acquisition has provided or will provide the following benefits: (i) increased market share in the custom tray market,
(ii) greater access to national buying groups, (iii) critical mass to compete more efficiently in the changing healthcare industry, (iv) enhanced ability to service efficiently a geographically diverse customer base through expanded nationwide operations, (v) greater efficiencies of scale through improved facility utilization, enhanced purchasing power and improved logistics, (vi) improved profit margin through vertical integration, and (vii) a broadened management team.

                                 INDUSTRY TRENDS

        The Company's products compete in the multi-billion dollar market for specialty medical products. Management believes that demand for products manufactured and distributed by the Company has been favorably impacted by the emphasis on less invasive surgical procedures, outpatient care and the continuing pressure to utilize low-cost, single-use medical products to improve productivity, contain costs and reduce the transmission of infectious diseases. Demographic trends, such as the aging of the population, have also had a favorable effect on the demand for the Company's products since older people generally require more medical care and undergo more surgical procedures. Many hospitals and other healthcare providers are forming alliances and purchasing their medical products on a national accounts basis, which favors suppliers who can bundle multiple products and supply a large volume and variety of these products. Management believes that these trends will continue to benefit the Company as it grows and diversifies its product lines.

        Efforts to contain rising healthcare costs have increased the demand for medical products that improve the productivity of healthcare professionals and reduce overall provider costs. The ease of set-up and decreased turnaround times resulting from the use of custom procedure trays are particularly beneficial to outpatient surgery centers, which typically have limited storage space and fewer staff members than hospitals. The risks of transmission of infectious diseases such as AIDS, hepatitis and tuberculosis, and related concerns about the occupational safety of healthcare professionals, have also contributed to an increased demand for sterile, single-use products and, consequently, custom procedure trays. The Company believes that industry sales growth has been limited by the inability to increase average unit price as a result of increased price competition and pressure from hospitals to lower costs. Group buying contracts have also increased pricing pressure as they have become a more important factor in the hospital's purchasing decision.

        Although the number of surgical procedures performed in Europe is approximately equivalent to the number of surgical procedures performed in the U.S., the use of single-use products and custom procedure trays in Europe is not as prevalent as in the U.S. The Company believes that European healthcare providers will increase their use of disposable products and custom procedure trays for substantially the same reasons that caused U.S. healthcare providers to do so. Certain European countries have implemented healthcare price controls and experienced consolidation of hospitals and shifting of surgical procedures away from hospitals towards outpatient surgery centers. The Company believes that these developments will increase the demand among European healthcare providers for the greater efficiency and productivity associated with the single-use products of the type it manufactures.

                              STRATEGIC OBJECTIVES

        The Company's long-term strategic objectives are to (i) improve its profitability, (ii) reduce its long-term indebtedness, (iii) pursue strategic acquisitions that promote its vertical integration strategy, or complement its existing product offering and increase market share, (iv) accelerate the development of new products that complement existing product lines, (v) expand international operations, (vi) emphasize the sale of the entire range of the Company's products to large buying groups and healthcare provider networks, and
(vii) increase productivity by maximizing the utilization of existing facilities.

                       RECENT TRANSACTIONS BY THE COMPANY

        In July and September, 1996, respectively, the Company completed the tender offer (the "Tender Offer"), and the merger of Maxxim Acquisition with and into Sterile Concepts (the "Merger"), pursuant to which the Company acquired all of the stock of Sterile Concepts for $20.00 per share in cash, in accordance with the terms of a Plan and Agreement of Merger dated as of June 10, 1996 (the "Merger Agreement"). The total amount of funds required to complete the Acquisition and pay related fees and expenses, was approximately $127.3 million. In connection with the closing of the Tender Offer, the Company also refinanced existing Maxxim Delaware debt of approximately $72.6 million and Sterile Concepts debt of approximately $34.2 million. Funds for the Acquisition and such debt repayment consisted of (i) cash on hand, (ii) net proceeds from the Prior Offering, and (iii) approximately $127.3 million of borrowings under a $165 million Credit Agreement (the "Credit Agreement") between Maxxim and NationsBank of Texas, N.A. ("NationsBank"), an affiliate of NationsBanc Capital Markets, Inc. ("NCMI"), one of the Initial Purchasers. See "Available Information;" "Incorporation of Certain Documents by Reference;" "Description of Certain Indebtedness -- Credit Agreement."

                               THE PRIOR OFFERING

        The outstanding $100.0 million principal amount of Old Notes were sold by the Company to the Initial Purchasers on the Closing Date pursuant to the Purchase Agreement among the Company and the Initial Purchasers. The Initial Purchasers subsequently resold the Old Notes in reliance on Rule 144A under the Securities Act. The Company and the Initial Purchasers also entered into the Registration Rights Agreement pursuant to which the Company granted certain registration rights for the benefit of the holders of the Old Notes. The Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement with respect to the Old Notes. See "The Exchange Offer" and "The Exchange Offer - Purpose and Effect."

                               THE EXCHANGE OFFER

The Exchange Offer..............................The Company is offering upon the terms and subject to the
                                                conditions set forth herein and
                                                in the accompanying letter of
                                                transmittal (the "Letter of
                                                Transmittal"), to exchange
                                                $1,000 in principal amount of
                                                its 10-1/2% Senior Subordinated
                                                Notes due 2006 (the "New Notes,"
                                                with the Old Notes and the New
                                                Notes collectively referred to
                                                herein as the "Notes") for each
                                                $1,000 in principal amount of
                                                the outstanding Old Notes (the
                                                "Exchange Offer"). As of the
                                                date of this Prospectus, $100.0
                                                million in aggregate principal
                                                amount of the Old Notes is
                                                outstanding, the maximum amount
                                                authorized by the Indenture for
                                                all Notes. As of _____________,
                                                1996, there was one registered
                                                holder of the Old Notes, Cede
                                                & Co. ("Cede"), which held the
                                                Old Notes for _______ of its
                                                participants. See the "Exchange
                                                Offer - Terms of the Exchange
                                                Offer."

Expiration Date.................................5:00 p.m., New York City time, on _______ ______, 1996 as the
                                                same may be extended. See "The
                                                Exchange Offer - Expiration
                                                Date; Extensions; Amendments."

Conditions of the Exchange Offer................The Exchange Offer is not
                                                conditioned upon any minimum
                                                principal amount of Old Notes
                                                being tendered for exchange. The
                                                only condition to the Exchange
                                                Offer is the declaration by the
                                                Commission of the effectiveness
                                                of the Registration Statement of
                                                which this Prospectus
                                                constitutes a part. See "The
                                                Exchange Offer - Conditions of
                                                the Exchange Offer."

Termination of Certain Rights...................Pursuant to the Registration
                                                Rights Agreement, holders of Old
                                                Notes (i) have rights to receive
                                                Liquidated Damages and (ii) have
                                                certain rights intended for the
                                                holders of unregistered
                                                securities. "Liquidated Damages"
                                                means damages of $0.05 per week
                                                per $1,000 principal amount of
                                                Old Notes (up to a maximum of
                                                $0.30 per week per $1,000
                                                principal amount) during the
                                                period in which a Registration
                                                Default is continuing pursuant
                                                to the terms of the Registration
                                                Rights Agreement. Holders of New
                                                Notes will not be and, upon
                                                consummation of the Exchange
                                                Offer, holders of Old Notes will
                                                no longer be, entitled to (i)
                                                the right to receive the
                                                Liquidated Damages or (ii)
                                                certain other rights under the
                                                Registration Rights Agreement
                                                intended for holders of
                                                unregistered securities. See
                                                "The Exchange Offer -
                                                Termination of Certain Rights"
                                                and "Procedures for Tendering
                                                Old Notes."

Accrued Interest................................The New Notes will bear interest at a rate equal to 10- 1/2% per
                                                annum. Interest accrues from
                                                July 30, 1996 or from the most
                                                recent Interest Payment Date
                                                with respect to the Old Notes to
                                                which interest was paid or duly
                                                provided for. See "Description
                                                of Notes - Principal, Maturity
                                                and Interest."

Procedures for Tendering Old Notes..............Unless a tender of Old Notes is effected pursuant to the
                                                procedures for book-entry
                                                transfer as provided herein,
                                                each holder desiring to accept
                                                the Exchange Offer must complete
                                                and sign the Letter of
                                                Transmittal, have the signature
                                                thereon guaranteed if required
                                                by the Letter of Transmittal,
                                                and mail or deliver the Letter
                                                of Transmittal, together with
                                                the Old Notes or a Notice of
                                                Guaranteed Delivery and any
                                                other required documents (such
                                                as evidence of authority to act,
                                                if the Letter of Transmittal is
                                                signed by someone acting in a
                                                fiduciary or representative
                                                capacity), to the Exchange Agent
                                                (as defined) at the address set
                                                forth on the back cover page of
                                                this Prospectus prior to 5:00
                                                p.m., New York City time, on the
                                                Expiration Date. Any Beneficial
                                                Owner (as defined) of the Old
                                                Notes whose Old Notes are
                                                registered in the name of the
                                                nominee, such as a broker,
                                                dealer, commercial bank or trust
                                                company and who wishes to tender
                                                Old Notes in the Exchange Offer,
                                                should instruct such entity or
                                                person to promptly tender on
                                                such Beneficial Owner's behalf.
                                                See "The Exchange Offer -
                                                Procedures for Tendering Old
                                                Notes."

Guaranteed Delivery Procedures..................Holders of Old Notes who wish to tender their Old Notes and (i)
                                                whose Old Notes are not
                                                immediately available or (ii)
                                                who cannot deliver their Old
                                                Notes or any other documents
                                                required by the Letter of
                                                Transmittal to the Exchange
                                                Agent prior to the Expiration
                                                Date (or complete the procedure
                                                for book- entry transfer on a
                                                timely basis), may tender their
                                                Old Notes according to the
                                                guaranteed delivery procedures
                                                set forth in the Letter of
                                                Transmittal. See "The Exchange
                                                Offer - Guaranteed Delivery
                                                Procedures."

Acceptance of Old Notes and Delivery
 of New Notes...................................Upon effectiveness of the
                                                Registration Statement of which
                                                this Prospectus constitutes a
                                                part and consummation of the
                                                Exchange Offer, the Company will
                                                accept any and all Old Notes
                                                that are properly tendered in
                                                the Exchange Offer prior to 5:00
                                                p.m., New York City time, on the
                                                Expiration Date. The New Notes
                                                issued pursuant to the Exchange
                                                Offer will be delivered promptly
                                                after acceptance of the Old
                                                Notes. See "The Exchange Offer -
                                                Acceptance of Old Notes for
                                                Exchange; Delivery of New Notes.

Withdrawal Rights...............................Tenders of Old Notes may be
                                                withdrawn at any time prior to
                                                5:00 p.m., New York City time,
                                                on the Expiration Date. See "The
                                                Exchange Offer - Withdrawal
                                                Rights."

The Exchange Agent..............................First Union National Bank of
                                                North Carolina is the exchange
                                                agent (in such capacity, the
                                                "Exchange Agent"). The address
                                                and telephone number of the
                                                Exchange Agent are set forth in
                                                "The Exchange Offer - The
                                                Exchange Agent; Assistance."

Fees and Expenses...............................All expenses incident to the
                                                Company's consummation of the
                                                Exchange Offer and compliance
                                                with the Registration Rights
                                                Agreement will be borne by the
                                                Company. The Company will also
                                                pay certain transfer taxes
                                                applicable to the Exchange
                                                Offer. See "The Exchange Offer -
                                                Fees and Expenses."

Resales of the New Notes........................Based on existing interpretations by the staff of
                                                the Commission set forth in
                                                no-action letters issued to
                                                third parties, the Company
                                                believes that New Notes issued
                                                pursuant to the Exchange Offer
                                                to a holder in exchange for Old
                                                Notes may be offered for resale,
                                                resold and otherwise transferred
                                                by a holder (other than (i) a
                                                broker-dealer who purchased the
                                                Old Notes directly from the
                                                Company for resale pursuant to
                                                Rule 144A under the Securities
                                                Act or any other available
                                                exemption under the Securities
                                                Act or (ii) a person that is an
                                                affiliate of the Company within
                                                the meaning of Rule 405 under
                                                the Securities Act), without
                                                compliance with the registration
                                                and prospectus delivery
                                                provisions of the Securities
                                                Act, provided that such holder
                                                is acquiring the New Notes in
                                                the ordinary course of business
                                                and is not participating, and
                                                has no arrangement or
                                                understanding with any person to
                                                participate, in a distribution
                                                of the New Notes. Each
                                                broker-dealer that receives New
                                                Notes for its own account in
                                                exchange for Old Notes, where
                                                such Old Notes were acquired by
                                                such broker as a result of
                                                market-making or other trading
                                                activities, must acknowledge
                                                that it will deliver a
                                                prospectus in connection with
                                                any resale of such New Notes.
                                                See "The Exchange Offer -
                                                Resales of the New Notes" and
                                                "Plan of Distribution."

Effect of Not Tendering Old Notes
 for Exchange...................................Old Notes that are not tendered or that are not properly
                                                tendered will, following the
                                                expiration of the Exchange
                                                Offer, continue to be subject to
                                                the existing restrictions upon
                                                transfer thereof. The Company
                                                will have no further obligations
                                                to provide for the registration
                                                under the Securities Act of such
                                                Old Notes and such Old Notes
                                                will, following the expiration
                                                of the Exchange Offer, bear
                                                interest at the same rate as the
                                                New Notes.

                            DESCRIPTION OF NEW NOTES

        The form and terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes, except that (i) the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, (ii) holders of New Notes will not be entitled to Liquidated Damages, and (iii) holders of New Notes will not be, and upon the consummation of the Exchange Offer, holders of Old Notes will no longer be, entitled to certain rights under the Registration Rights Agreement intended for the holders of unregistered securities. The Exchange Offer shall be deemed consummated upon the occurrence of the delivery by the Company to the Registrar under the Indenture of New Notes in the same aggregate principal amount as the aggregate principal amount of Old Notes that are validly tendered by holders thereof pursuant to the Exchange Offer. See "The Exchange Offer - Termination of Certain Rights" and "-Procedures for Tendering Old Notes" and "Description of Notes."

Securities Offered..................$100 million aggregate principal amount of
                                    10-1/2% Senior Subordinated Notes Due 2006.

Maturity Date.......................August 1, 2006.

Interest Payment Dates..............February 1 and August 1, commencing February
                                    1, 1997.

Note Guarantees.....................The Notes will be unconditionally guaranteed on a senior subordinated basis by each of the existing subsidiaries of Maxxim and, subject to certain exceptions, each of the future subsidiaries of Maxxim. Each of the Note Guarantees (as defined herein) will be a guarantee of payment and not of collection. Non-U.S. subsidiaries of Maxxim properly designated by the Company as Unrestricted Subsidiaries (as defined herein) will not guarantee the Notes. See "Description of Notes -- Note Guarantees."

Subordination.......................The Notes will be general unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Indebtedness of the Company, which will include borrowings under the Credit Agreement. At September 24, 1996, the Company had $127.3 million of outstanding Senior Indebtedness, which ranked senior in right of payment to the Notes. The Note Guarantees will be subordinated in right of payment to all existing and future Senior Indebtedness of the relevant Guarantor. The Indenture permits Maxxim and its subsidiaries to incur additional indebtedness, including additional Senior Indebtedness, subject to certain limitations. See "Description of the Notes -- Subordination;" and " -- Subordination of Note Guarantees; Release of Note Guarantees."

Optional Redemption.................On or after August 1, 2001, the Company may redeem the Notes, in whole or in part, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. See "Description of Notes -- Optional Redemption."

Mandatory Redemption................None, except at maturity on August 1, 2006.

Change of Control...................Upon a Change of Control (as defined herein), the Company will be required to make an offer to repurchase all outstanding Notes at 101% of the principal amount thereof plus accrued and unpaid interest thereon to the date of repurchase. See "Description of Notes -- Repurchase at Option of Holders."

Covenants...........................The Indenture restricts, among other things, the Company's ability to incur additional indebtedness, pay dividends or make certain other restricted payments, incur liens to secure PARI PASSU or subordinated indebtedness, sell stock of subsidiaries, apply net proceeds from certain asset sales, merge or consolidate with any other person, sell, assign, transfer, lease, convey or otherwise dispose of substantially all of the assets of the Company, enter into certain transactions with affiliates, or incur indebtedness that is subordinate in right of payment to any Senior Indebtedness and senior in right of payment to the Notes. Under certain circumstances, the Company may designate non-U.S. subsidiaries as Unrestricted Subsidiaries and thus not subject to the restrictions of the Indenture. See "Description of Notes -- Certain Covenants."

Absence of a Public Market
 for the New Notes..................The New Notes are a new issue of securities with no established market. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes. The Initial Purchasers have advised the Company that they currently intend to make a market in the New Notes. However, the Initial Purchasers are not obligated to do so, and any market making with respect to the New Notes may be discontinued at any time without notice. The Company does not intend to apply for listing of the New Notes on a securities exchange.

                                  RISK FACTORS

        For a discussion of certain matters that should be considered by prospective investors in connection with the Exchange Offer, see "Risk Factors."

                                  RISK FACTORS

        In addition to the other information contained in this Prospectus, holders of Notes should carefully consider the following risk factors affecting the business of the Company.

SIGNIFICANT LEVERAGE AND DEBT SERVICE

        Upon consummation of the Acquisition, the Merger and the Financing Transactions, the Company became highly leveraged. At September 24, 1996, the Company had total consolidated outstanding debt (including current maturities) of approximately $256.1 million. In addition, subject to the restrictions in the Credit Agreement and the Indenture, the Company and its subsidiaries may incur additional indebtedness (including additional Senior Indebtedness) from time to time to finance acquisitions or capital expenditures or for general corporate purposes. At September 24, 1996, the Company had unused borrowing capacity of up to approximately $37.7 million under the revolving portion of the Credit Agreement.

        The level of the Company's indebtedness could have important consequences to holders of the Notes, including: (i) a substantial portion of the Company's cash flow from operations must be dedicated to debt service and will not be available for other purposes; (ii) the Company's ability to obtain additional debt financing in the future for other acquisitions, working capital, capital expenditures or research and development may be limited; and (iii) the Company's level of indebtedness could limit its flexibility in reacting to changes in its industry or economic conditions generally.

        The Company's ability to pay interest on the Notes and to satisfy its other debt obligations will depend upon its future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond its control, as well as the availability of borrowings under the Credit Agreement or successor credit facilities. The Company will require substantial amounts of cash to fund scheduled payments of principal and interest on its outstanding indebtedness as well as future capital expenditures and any increased working capital requirements. If the Company is unable to meet its cash requirements out of cash flow from operations and its available borrowings, there can be no assurance that it will be able to obtain alternative financing or that it will be permitted to do so under the terms of the Credit Agreement or other debt instruments. In the absence of such financing, the Company's ability to respond to changing business and economic conditions, to make future acquisitions, to absorb adverse operating results or to fund capital expenditures or research and development may be adversely affected. In addition, actions taken by the lending banks under the Credit Agreement are not subject to approval by the holders of the Notes. Finally, it is anticipated that in order to pay the principal balance of the Notes due at maturity, the Company will have to obtain alternative financing.

SUBORDINATION OF NOTES AND NOTE GUARANTEES; HOLDING COMPANY STRUCTURE

        The Notes will be subordinated in right of payment to all existing and future Senior Indebtedness of the Company, including borrowings under the Credit Agreement. In the event of bankruptcy, liquidation or reorganization of the Company, the assets of the Company will be available to pay obligations on the Notes only after all Senior Indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding. Each Note Guarantee is similarly subordinated in right of payment to all existing and future Senior Indebtedness of the relevant Guarantor, including such Guarantor's guaranty of the Company's indebtedness under the Credit Agreement. In addition, under certain circumstances the Company will not be permitted to pay its obligations under the Notes in the event of a default under certain Senior Indebtedness. The aggregate principal amount of outstanding Senior Indebtedness of the Company, as of September 24, 1996, was approximately $127.3 million. Additional Senior Indebtedness may be incurred by the Company from time to time, subject to certain restrictions. If the Company is unable to satisfy all or any portion of its obligations with respect to the Notes, it is unlikely that the Guarantors will be able, or will be permitted by the terms of the Credit Agreement, to pay all or any portion of such unsatisfied obligations. See "Description of Notes -- Subordination"; "-- Subordination of Note Guarantees; Release of Note Guarantees."

        The Company is a holding company whose material assets consist primarily of the capital stock of the Guarantors. Consequently, the Company is dependent upon dividends paid by the Guarantors to pay its operating expenses, service its debt obligations, including the Notes, and satisfy any mandatory repurchase obligations relating to the Notes, as a result of a Change of Control or a sale or other disposition of certain assets. See "Description of Certain Indebtedness" and "Description of Notes."

ABILITY TO SUCCESSFULLY INTEGRATE STERILE CONCEPTS

        The integration and consolidation of Sterile Concepts into the Company will require substantial management, financial and other resources and may pose risks with respect to production, customer service and market share. While the Company believes that it has sufficient financial and management resources to accomplish the integration of Sterile Concepts, there can be no assurance in this regard that the Company will not experience difficulties with customers, personnel or others. In addition, although the Company's management believes that the Acquisition has enhanced and will enhance the competitive position and business prospects of the Company, there can be no assurance that such benefits will be realized or that the combination of the Company and Sterile Concepts will be successful.

        As the Company adapts to the current healthcare environment and integrates Sterile Concepts, it will make certain operational changes, including the consolidation of operations, designed to improve the future profitability of the Company. There can be no assurance, however, as to the timing or amount of any cost savings that are actually realized as a result of such operational changes. These operational changes may also result in significant disruption to the Company's operations, which could have a material adverse effect on the Company's business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RESTRICTIONS IMPOSED BY TERMS OF THE COMPANY'S INDEBTEDNESS

        The Indenture restricts, among other things, the ability of the Company and its subsidiaries to incur additional indebtedness, pay dividends or make certain other restricted payments, incur liens to secure PARI PASSU or subordinated indebtedness, sell stock of subsidiaries, apply net proceeds from certain asset sales, merge or consolidate with any other person, sell, assign, transfer, lease, convey or otherwise dispose of substantially all of the assets of the Company, enter into certain transactions with affiliates, or incur indebtedness that is subordinate in right of payment to any Senior Indebtedness and senior in right of payment to the Notes. In addition, the Credit Agreement contains other and more restrictive covenants and prohibits the Company from prepaying other indebtedness (including the Notes) before Senior Indebtedness. As a result of these covenants, the ability of the Company to respond to changing business and economic conditions and to secure additional financing, if needed, may be significantly restricted, and the Company may be prevented from engaging in transactions that might otherwise be considered beneficial to the Company. See "Description of Notes -- Certain Covenants" and "Description of Certain Indebtedness -- Credit Agreement."

        The Credit Agreement contains more extensive and restrictive covenants and restrictions than the Indenture, and requires the Company to maintain specified financial ratios and satisfy certain financial condition tests. The Company's ability to meet those financial ratios and tests can be affected by events beyond its control, and there can be no assurance that the Company will meet those tests. A breach of any of these covenants could result in a default under the Credit Agreement. Upon the occurrence of an event of default under the Credit Agreement, the lenders thereunder could elect to declare all amounts outstanding under the Credit Agreement, including accrued interest or other obligations, to be immediately due and payable. If the Company were unable to repay those amounts, such lenders could proceed against the collateral granted to them to secure that indebtedness. If any Senior Indebtedness were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full that indebtedness and the other indebtedness of the Company, including the Notes. One hundred percent of the capital stock of the Company's domestic subsidiaries and 65% of the capital stock of certain foreign subsidiaries of the Company have been pledged as security under the Credit Agreement. See "Description of Certain Indebtedness -- Credit Agreement."

FRAUDULENT CONVEYANCE STATUTES

        Under applicable provisions of federal bankruptcy law or comparable provisions of state fraudulent transfer law, if, among other things, the Company or any Guarantor, at the time it incurred the indebtedness evidenced by the Notes or its Note Guarantee, (i)(a) was or is insolvent or rendered insolvent by reason of such occurrence or (b) was or is engaged in a business or transaction for which the assets remaining with the Company or such Guarantor constituted unreasonably small capital or (c) intended or intends to incur, or believed or believes that it would incur, debts beyond its ability to pay such debts as they mature, and (ii) the Company or such Guarantor received or receives less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness, the Notes and the Note Guarantee, and any pledge or other security interest securing such indebtedness, could be voided, or claims in respect of the Notes or the Note Guarantees could be subordinated to all other debts of the Company or such Guarantor, as the case may be. The voiding or subordination of any of such pledges or other security interests or of any of such indebtedness could result in an Event of Default (as defined in the Indenture) with respect to such indebtedness, which could result in acceleration thereof. In addition, the payment of interest and principal by the Company pursuant to the Notes or the payment of amounts by a Guarantor pursuant to a Note Guarantee could be voided and required to be returned to the person making such payment, or to a fund for the benefit of the creditors of the Company or such Guarantor, as the case may be.

        The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing. Generally, however, the Company or a Guarantor would be considered insolvent if (i) the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets at a fair valuation or if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature or (ii) it could not pay its debts as they become due.

        On the basis of their historical financial information, recent operating history as discussed in "Selected Consolidated Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other factors, the Company and each Guarantor believes that, after giving effect to the indebtedness evidenced by the Notes, it (i) will not be insolvent, will not have unreasonably small capital for the businesses in which it is engaged and will not incur debts beyond its ability to pay such debts as they mature and (ii) will have sufficient assets to satisfy any probable money judgment against it in any pending action. There can be no assurance, however, as to what standard a court would apply in making such determinations. In addition, a Note Guarantee given by a Subsidiary of the Company incorporated outside the United States might not be enforceable under the laws of the jurisdiction of incorporation.

FUTURE ACQUISITIONS

        The Company's growth has been primarily the result of acquisitions. The Company is continually reviewing possible acquisitions of businesses or product lines that are complementary to the Company's existing business or product lines, such as the Acquisition. There can be no assurance that suitable acquisition candidates will be found, or that financing for any such future acquisitions will be obtainable or permitted by the Credit Agreement. In addition, the terms of the Credit Agreement and the Indenture restrict the Company's ability to pursue and consummate additional acquisitions. The inability of the Company to find or consummate suitable acquisitions in the future would impede future growth. Furthermore, even if the Company is able to complete such acquisitions, there can be no assurance that the acquired companies or assets will be successfully integrated into the Company. Any such failure to integrate successfully future acquisitions may adversely impact operations or profitability. See "Risk Factors -- Restrictions Imposed by Terms of the Company's Indebtedness."

DEPENDENCE ON KEY PERSONNEL

        The Company believes that its continued success will depend to a significant extent upon the efforts and abilities of its senior management team, including Kenneth W. Davidson, its Chairman of the Board, President and Chief

Executive Officer, and its other executive officers. Mr. Davidson has entered into an employment agreement with the Company that requires him to serve as President of the Company on a full-time basis through October 31, 1997. The Company has not entered into employment agreements with any of its other executive officers. Failure of the Company to retain Mr. Davidson or other executive officers, or to attract and retain additional qualified personnel, could adversely affect the Company's operations.

PRODUCT LIABILITY EXPOSURE

        The manufacturing and marketing of the Company's products entail risks of product liability. Although the Company maintains liability insurance in amounts which it believes to be reasonable and standard in the industry, the amount and scope of any coverage may be inadequate to fully protect the Company in the event of a substantial adverse product liability judgment.

        Since March 1996 the Company has been served with various lawsuits alleging various adverse reactions to the latex used in certain of the medical gloves alleged to have been manufactured by the Company or the prior owner of the assets relating to the Company's Glove Operations acquired in June 1995. The Company believes that most, if not all, of such claims relate to gloves produced and sold prior to June 1995, and that such prior owner will be obligated to indemnify the Company with respect to most, if not all, of these liabilities. The Company is aware that there have been an increasing number of lawsuits brought against latex glove manufacturers with respect to such allergic reactions. The Company, like its competitors, has continued to manufacture and sell latex gloves subsequent to acquisition of the Glove Operations. Therefore, it is anticipated that there may in the future be claims brought against the Company with respect to latex gloves manufactured by the Company. The Company may have future material liability in lawsuits relating to allergic reactions to latex.

COMPETITION AND TECHNOLOGICAL CHANGE

        The Company's products compete with those of numerous other companies engaged in the businesses of developing, manufacturing and distributing specialty medical products. Several of these competitors have more extensive financial resources, research and development facilities and marketing organizations than those of the Company. In addition, the Company believes that the barriers to entry into the custom procedure tray business are fairly low and it would be reasonably easy for medical products companies currently not in the custom procedure tray business or others to enter the business. This is because the business is not very capital or technology intensive, to the extent a supplier of trays does not manufacture specialty medical products. Custom procedure trays originated when medical product manufacturers bundled together several products in sterile packaging as an alternative to the in-hospital preparation of those same components. There are currently many manufacturers that bundle sterile and non-sterile medical specialty products that may not technically be "custom procedure trays" but effectively compete with trays or could be bundled with other products so as to directly compete with the Company's custom procedure trays. There are also numerous companies that supply medical procedure trays to various niche markets (e.g. dental and eye) that could, in the Company's view, easily broaden their product lines. In addition, certain of the Company's specialty medical products compete in markets characterized in many respects by rapid and significant technological change. Although the Company continuously pursues product research and development efforts, there can be no assurance that technological change will not render one or more of the Company's present or proposed products obsolete.

GOVERNMENT REGULATION

        The manufacturing and marketing of the Company's products are subject to regulation by the U.S. Food and Drug Administration (the "FDA") pursuant to the U.S. Food, Drug and Cosmetic Act and regulations promulgated thereunder (collectively the "FDA Act") and numerous other federal, state and foreign governmental authorities. Although the Company has obtained all necessary clearances for the manufacture and sale of all of the products that the Company currently produces and sells, any products developed in the future are likely to require FDA approval before they can be sold in the U.S. To date, all FDA approvals of the Company's products have been obtained under Section 510(k) of the FDA Act, which provides for FDA marketing approval on an expedited basis for products that can be shown to be substantially equivalent to devices in interstate commerce prior to May 1976 (the month and year of enactment of the FDA Act). The Company anticipates that virtually all of the products currently being developed will qualify for marketing approval under Section 510(k); however, if marketing approval for any product cannot be obtained under Section 510(k), alternative approval procedures are likely to be costly and time consuming and there can be no assurance that the required approvals for marketing any newly developed products will be obtained. Even if granted, all products and manufacturing facilities are subject to continual review and periodic inspections by various governmental authorities, and the discovery of previously unknown problems with a product, the Company or its facilities may result in product labeling restrictions, recall or withdrawal of the products from the market.

HEALTHCARE REFORM

        In recent years, there have been a number of government initiatives to reduce healthcare costs. Congress and various state legislatures have proposed changes in law and regulation that could effect a major restructuring of the healthcare industry. Changes in governmental support of healthcare services, the methods by which such services are delivered, the prices for such services, or other legislation or regulations governing such services or mandated benefits may have a material adverse effect on the Company's results of operations.

POTENTIAL INABILITY TO FUND A CHANGE OF CONTROL OFFER

        Upon a Change of Control as defined in the Indenture, the Company is required to offer to repurchase all outstanding Notes at 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. However, there can be no assurance that sufficient funds will be available at the time of any Change of Control to make any required repurchases of Notes tendered, or that restrictions in the Credit Agreement will allow the Company to make such required repurchases. Notwithstanding these provisions, the Company could enter into certain transactions, including certain recapitalizations, that would not constitute a Change of Control but would increase the amount of debt outstanding at such time. See "Description of Notes -- Repurchase at Option of Holders."

ABSENCE OF PUBLIC MARKET

        The New Notes are a new issue of securities, have no established trading market and may not be widely distributed. The Company does not intend to list the New Notes on any national securities exchange or to seek admission thereof to trading in the National Association of Securities Dealers Automation Quotation system. The Initial Purchasers have advised the Company that they currently intend to make a market in the New Notes; however, the Initial Purchasers are not obligated to do so and any market making activities may be discontinued at any time without notice. In addition, such market making activity will be subject to the limitations imposed by the Securities Act and the Exchange Act, and may be limited during the Exchange Offer and, if required, the pendency of the Shelf Registration Statement (as defined below). No assurance can be given that an active public or other market will develop for the New Notes or as to the liquidity of or trading market for the New Notes. If a trading market does not develop or is not maintained, holders of the New Notes may experience difficulty in reselling the New Notes or may be unable to sell them at all. If a market for the New Notes develops, any such market may be discontinued at any time. If a public trading market develops for the New Notes, future trading prices of the New Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities. Depending on prevailing interest rates, the market for similar securities and other facts, including the financial condition of the Company, the New Notes may trade at a discount from their principal amount.

CONSEQUENCES OF FAILURE TO EXCHANGE

        Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected.

                               THE EXCHANGE OFFER

        The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and reference is made to the provisions of the Registration Rights Agreement, which has been filed as an exhibit to the Registration Statement and a copy of which is available upon request to the Trustee.

PURPOSE AND EFFECT

        The Old Notes were sold by the Company to the Initial Purchasers on July 30, 1996, pursuant to the Purchase Agreement. The Initial Purchasers subsequently resold the Old Notes in reliance on Rule 144A under the Securities Act. The Company and the Initial Purchasers also entered into the Registration Rights Agreement, pursuant to which the Company agreed, with respect to the Old Notes and subject to the Company's determination that the Exchange Offer is permitted under applicable law, to (i) cause to be filed, on or prior to October 1, 1996, a registration statement with the Commission under the Securities Act concerning the Exchange Offer, (ii) use its best efforts (a) to cause such registration statement to be declared effective by the Commission on or prior to November 15, 1996, and (b) to consummate the Exchange Offer on or prior to December 15, 1996. The Company will keep the Exchange Offer open for a period of not less than 30 days and not more than 45 days (or longer if required by applicable law) after the date the notice of the Exchange Offer is mailed to the holders of the Old Notes. This Exchange Offer is intended to satisfy the Company's exchange offer obligations under the Registration Rights Agreement.

CONSEQUENCES OF FAILURE TO EXCHANGE OLD NOTES

        Following the expiration of the Exchange Offer, holders of Old Notes not tendered, or not properly tendered will not have any further registration rights and such Old Notes will continue to be subject to the existing restrictions on transfer thereof. Accordingly, the liquidity of the market for a holder's Old Notes could be adversely affected upon expiration of the Exchange Offer if such holder elects to not participate in the Exchange Offer.

TERMS OF THE EXCHANGE OFFER

        The Company hereby offers, upon the terms and subject to the conditions set forth herein and in the accompanying Letter of Transmittal, to exchange $1,000 in principal amount of the New Notes for each $1,000 in principal amount of the outstanding Old Notes. The Company will accept for exchange any and all Old Notes that are validly tendered on or prior to 5:00 p.m., New York City time, on the Expiration Date. Tenders of the Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to the terms and provisions of the Registration Rights Agreement. See "The Exchange Offer--Conditions of the Exchange Offer."

        Old Notes may be tendered only in multiples of $1,000. Subject to the foregoing, holders of Old Notes may tender less than the aggregate principal amount represented by the Old Notes held by them, provided that they appropriately indicate this fact on the Letter of Transmittal accompanying the tendered Old Notes (or so indicate pursuant to the procedures for book-entry transfer).

        As of the date of this Prospectus, $100 million in aggregate principal amount of the Old Notes is outstanding, the maximum amount authorized by the Indenture for all Notes. As of ___________________________, 1996, there was
[one] registered holder of the Old Notes, Cede, which held the Old Notes for _____ of its participants. Solely for reasons of administration (and for no other purpose), the Company has fixed the close of business on ______ _____, 1996, as the record date (the "Record Date") for purposes of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially. Only a holder of the Old Notes (or such holder's legal representative or attorney-in-fact) may participate in the Exchange Offer. There will be no fixed record date for determining holders of the Old Notes entitled to participate in the Exchange Offer. The Company believes that, as of the date of this Prospectus, no such holder is an affiliate (as defined in Rule 405 under the Securities Act) of the Company.

        The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Old Notes and for the purposes of receiving the New Notes from the Company.

        If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

        The Expiration Date shall be ______________, 1996 at 5:00 p.m., New York City time, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the Expiration Date shall be the latest date and time to which the Exchange Offer is extended.

        In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

        The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, (ii) to extend the Exchange Offer, (iii) if any of the conditions set forth below under "Conditions of the Exchange Offer" shall not have been satisfied, to terminate the Exchange Offer, by giving oral or written notice of such delay, extension, or termination to the Exchange Agent, and (iv) to amend the terms of the Exchange Offer in any manner. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendments by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes. Modifications of the Exchange Offer, including, but not limited to, (i) extension of the period during which the Exchange Offer is open and (ii) satisfaction of the conditions set forth below under "Conditions of the Exchange Offer" may require that at least five business days remain in the Exchange Offer.

CONDITIONS OF THE EXCHANGE OFFER

        The Exchange Offer is not conditioned upon any minimum principal amount of the Old Notes being tendered for exchange. However, the Exchange Offer is conditioned upon the declaration by the Commission of the effectiveness of the Registration Statement of which this Prospectus constitutes a part.

TERMINATION OF CERTAIN RIGHTS

        The Registration Rights Agreement provides that, subject to certain exceptions, in the event of a Registration Default (as defined below), holders of Old Notes are entitled to receive Liquidated Damages of $0.05 per week per $1,000 principal amount of Old Notes held by such holders (up to a maximum of $0.30 per week per $1,000 principal amount of Old Notes). A "Registration Default" with respect to the Exchange Offer shall occur if: (i) the registration statement concerning the exchange offer (the "Exchange Offer Registration Statement") has not been filed with the Commission on or prior to October 1, 1996; (ii) the Exchange Offer Registration Statement is not declared effective on or prior to November 15, 1996 (the "Effectiveness Target Date"), (iii) the Company fails to consummate the Exchange Offer on or prior to December 15, 1996, or (iv) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective during the period specified in the Registration Rights Agreement. Holders of New Notes will not be and, upon consummation of the Exchange Offer, holders of Old Notes will no longer be, entitled to (i) the right to receive the Liquidated Damages or
(ii) certain other rights under the Registration Rights Agreement intended for holders of Old Notes. The Exchange Offer shall be deemed consummated upon the occurrence of the delivery by the Company to the Registrar under the Indenture of New Notes in the same aggregate principal amount as the aggregate principal amount of Old Notes that are tendered by holders thereof pursuant to the Exchange Offer.

ACCRUED INTEREST

        The New Notes will bear interest at a rate equal to 10-1/2% per annum, which interest shall accrue from July 30, 1996 or from the most recent Interest Payment Date with respect to the Old Notes to which interest was paid or duly provided for. See "Description of Notes - Principal, Maturity and Interest."

PROCEDURES FOR TENDERING OLD NOTES

        The tender of a holder's Old Notes as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit such Old Notes, together with a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to the Exchange Agent at the address set forth on the back cover page of this Prospectus prior to 5:00 p.m., New York City time, on the Expiration Date. THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT THE HOLDER USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

        Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account in accordance with DTC's procedures for such transfer. In connection with a book-entry transfer, a Letter of Transmittal need not be transmitted to the Exchange Agent, provided that the book-entry transfer procedure must be complied with prior to 5:00 p.m., New York City time, on the Expiration Date.

        Each signature on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange pursuant hereto are tendered (i) by a registered holder of the Old Notes who has not completed either the box entitled "Special Exchange Instructions" or the box entitled "Special Delivery Instructions" in the Letter of Transmittal, or (ii) by an Eligible Institution (as defined). In the event that a signature on a Letter of Transmittal or a notice of withdrawal, as the case may be, is required to be guaranteed, such guarantee must be by a firm which is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or otherwise be an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (collectively, "Eligible Institutions"). If the Letter of Transmittal is signed by a person other than the registered holder of the Old Notes, the Old Notes surrendered for exchange must either (i) be endorsed by the registered holder, with the signature thereon guaranteed by an Eligible Institution, or (ii) be accompanied by a bond power, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered holder, with the signature thereon guaranteed by an Eligible Institution. The term "registered holder" as used herein with respect to the Old Notes means any person in whose name the Old Notes are registered on the books of the Registrar.

        All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of Old Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered and to reject any Old Notes the Company's acceptance of which might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such period of time as the Company shall determine. The Company will use reasonable efforts to give notification of defects or irregularities with respect to tenders of Old Notes for exchange but shall not incur any liability for failure to give such notification. Tenders of the Old Notes will not be deemed to have been made until such irregularities have been cured or waived.

        If any Letter of Transmittal, endorsement, bond power, power of attorney or any other document required by the Letter of Transmittal is signed by a trustee, executor, corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company, in its sole discretion, of such person's authority to so act must be submitted.

        Any beneficial owner of the Old Notes (a "Beneficial Owner") whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Old Notes in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such Beneficial Owner's behalf. If such Beneficial Owner wishes to tender directly, such Beneficial Owner must, prior to completing and executing the Letter of Transmittal and tendering Old Notes, make appropriate arrangements to register ownership of the Old Notes in such Beneficial Owner's name. Beneficial Owners should be aware that the transfer of registered ownership may take considerable time.

        By tendering, each registered holder will represent to the Company that, among other things (i) the New Notes to be acquired in connection with the Exchange Offer by the holder and each Beneficial Owner of the Old Notes are being acquired by the holder and each Beneficial Owner in the ordinary course of business of the holder and each Beneficial Owner, (ii) the holder and each Beneficial Owner are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the New Notes, (iii) the holder and each Beneficial Owner acknowledge and agree that any person participating in the Exchange Offer for the purpose of distributing the New Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the New Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in no-action letters that are discussed herein under "Resales of New Notes," (iv) that if the holder is a broker-dealer that acquired Old Notes as a result of market making or other trading activities, it will deliver a prospectus in connection with any resale of New Notes acquired in the Exchange Offer, (v) the holder and each Beneficial Owner understand that a secondary resale transaction described in clause (iii) above should be covered by an effective registration statement containing the selling security holder information required by Item 507 of Regulation S-K of the Commission, and (vi) neither the holder nor any Beneficial Owner is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company except as otherwise disclosed to the Company in writing. In connection with a book-entry transfer, each participant will confirm that it makes the representations and warranties contained in the Letter of Transmittal.

GUARANTEED DELIVERY PROCEDURES

        Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available or (ii) who cannot deliver their Old Notes or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date (or complete the procedure for book-entry transfer on a timely basis), may tender their Old Notes according to the guaranteed delivery procedures set forth in the Letter of Transmittal. Pursuant to such procedures: (i) such tender must be made by or through an Eligible Institution and a Notice of Guaranteed Delivery (as defined in the Letter of Transmittal) must be signed by such Holder, (ii) on or prior to the Expiration Date, the Exchange Agent must have received from the Holder and the Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder, the certificate number or numbers of the tendered Old Notes, and the principal amount of tendered Old Notes, stating that the tender is being made thereby and guaranteeing that, within four (4) business days after the date of delivery of the Notice of Guaranteed Delivery, the tendered Old Notes, a duly executed Letter of Transmittal and any other required documents will be deposited by the Eligible Institution with the Exchange Agent, and (iii) such properly completed and executed documents required by the Letter of Transmittal and the tendered Old Notes in proper form for transfer (or confirmation of a book-entry transfer of such Old Notes into the Exchange Agent's account at DTC) must be received by the Exchange Agent within four (4) business days after the Expiration Date. Any Holder who wishes to tender Old

Notes pursuant to the guaranteed delivery procedures described above must ensure that the Exchange Agent receives the Notice of Guaranteed Delivery and Letter of Transmittal relating to such Old Notes prior to 5:00 p.m., New York City time, on the Expiration Date.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

        Upon satisfaction or waiver of all the conditions to the Exchange Offer, the Company will accept any and all Old Notes that are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered promptly after acceptance of the Old Notes. For purposes of the Exchange Offer, the Company shall be deemed to have accepted validly tendered Old Notes, when, as, and if the Company has given oral or written notice thereof to the Exchange Agent.

        In all cases, issuances of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents (or of confirmation of a book-entry transfer of such Old Notes into the Exchange Agent's account at DTC); provided, however, that the Company reserves the absolute right to waive any defects or irregularities in the tender or conditions of the Exchange Offer. If any tendered Old Notes are not accepted for any reason, such unaccepted Old Notes will be returned without expense to the tendering Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

WITHDRAWAL RIGHTS

        Tenders of the Old Notes may be withdrawn by delivery of a written notice to the Exchange Agent, at its address set forth on the back cover page of this Prospectus, at any time prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes, as applicable), (iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by a bond power in the name of the person withdrawing the tender, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered holder, with the signature thereon guaranteed by an Eligible Institution together with the other documents required upon transfer by the Indenture, and (iv) specify the name in which such Old Notes are to be re-registered, if different from the Depositor, pursuant to such documents of transfer. Any questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, in its sole discretion. The Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are withdrawn will be returned to the Holder thereof without cost to such Holder as soon as practicable after withdrawal. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "The Exchange Offer--Procedures for Tendering Old Notes" at any time on or prior to the Expiration Date.

THE EXCHANGE AGENT; ASSISTANCE

        First Union National Bank of North Carolina is the Exchange Agent. All tendered Old Notes, executed Letters of Transmittal and other related documents should be directed to the Exchange Agent. Questions and requests for assistance and requests for additional copies of the Prospectus, the Letter of Transmittal and other related documents should be addressed to the Exchange Agent as follows:

           BY HAND, REGISTERED OR CERTIFIED MAIL OR OVERNIGHT COURIER:

                   FIRST UNION NATIONAL BANK OF NORTH CAROLINA
                      230 SOUTH TRYON STREET, EIGHTH FLOOR
                         CHARLOTTE, NORTH CAROLINA 28288
                         ATTENTION:

                                  BY FACSIMILE:

                        ATTENTION:

                            CONFIRM BY TELEPHONE ( )

FEES AND EXPENSES

        All expenses incident to the Company's consummation of the Exchange Offer and compliance with the Registration Rights Agreement will be borne by the Company, including, without limitation: (i) all registration and filing fees (including, without limitation, fees and expenses of compliance with state securities or Blue Sky laws), (ii) printing expenses (including, without limitation, expenses of printing certificates for the New Notes in a form eligible for deposit with DTC and of printing Prospectuses), (iii) messenger, telephone and delivery expenses, (iv) fees and disbursements of counsel for the Company, (v) fees and disbursements of independent certified public accountants,
(vi) rating agency fees, (vii) internal expenses of the Company (including, without limitation, all salaries and expenses of officers and employees of the Company performing legal or accounting duties), and (ix) fees and expenses incurred in connection with the listing of the New Notes on a securities exchange.

        The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptance of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

        The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

        The New Notes will be recorded at the same carrying value as the Old Notes, as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss will be recognized by the Company for accounting purposes. The expenses of the Exchange Offer will be amortized over the term of the New Notes.

RESALES OF THE NEW NOTES

        Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer to a holder in exchange for Old Notes may be offered for resale, resold and otherwise transferred by such holder (other than (i) a broker-dealer who purchased Old Notes directly from the Company for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act, or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such holder is acquiring the New Notes in the ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes. The Company has not requested or obtained an interpretive letter from the Commission staff with respect to this Exchange Offer, and the Company and the holders are not entitled to rely on interpretive advice provided by the staff to other persons, which advice was based on the facts and conditions represented in such letters. However, the Exchange Offer is being conducted in a manner intended to be consistent with the facts and conditions represented in such letters. If any holder acquires New Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the New Notes, such holder cannot rely on the position of the staff of the Commission enunciated in MORGAN STANLEY & CO., INCORPORATED (available June 5, 1991) and EXXON CAPITAL HOLDINGS CORPORATION (available April 13, 1989), or interpreted in the Commission's letter to SHEARMAN AND STERLING (available July 2, 1993), or similar no-action or interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, unless an exemption from registration is otherwise available. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

        It is expected that the New Notes will be freely transferable by the holders thereof, subject to the limitations described in the immediately preceding paragraph. Sales of New Notes acquired in the Exchange Offer by holders who are "affiliates" of the Company within the meaning of the Securities Act will be subject to certain limitations on resale under Rule 144 of the Securities Act. Such persons will only be entitled to sell New Notes in compliance with the volume limitations set forth in Rule 144, and sales of New Notes by affiliates will be subject to certain Rule 144 requirements as to the manner of sale, notice and the availability of current public information regarding the Company. The foregoing is a summary only of Rule 144 as it may apply to affiliates of the Company. Any such persons must consult their own legal counsel for advice as to any restrictions that might apply to the resale of their Notes.

                                 USE OF PROCEEDS

        There will be no cash proceeds payable to the Company from the issuance of the New Notes pursuant to the Exchange Offer. The Company is conducting the Exchange Offer in order to satisfy certain of the Company's obligations under the Registration Rights Agreement executed in connection with the issuance of the Old Notes. The proceeds from the issuance of the Old Notes were used to fund a portion of the purchase price for the Acquisition and to pay related fees and expenses.

                       RATIO OF EARNINGS TO FIXED CHARGES

        For each of the five fiscal years ended October 29, 1995, the Company's ratios of earnings to fixed charges were 3.12x, 6.33x, 6.50x, 6.74x and 2.18x, respectively. For the nine months ended June 30, 1995, and August 4, 1996, the Company's ratios of earnings to fixed charges were 1.04x and 3.47x, respectively, on a historical basis, and 1.16x and 1.56x, respectively, on a pro forma basis. For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes and extraordinary items plus fixed charges (excluding capitalized interest). Fixed charges consist of interest (including capitalized interest) on all indebtedness, amortization of deferred financing costs and that portion of rental expense that management believes to be representative of interest.

                       UNAUDITED PRO FORMA FINANCIAL DATA

        The following presents summary unaudited combined pro forma financial data of the Company and Sterile Concepts. The pro forma statements of operations were prepared as if the Acquisition occurred on October 31, 1994. The pro forma statements of operations data also give effect to the acquisition by the Company of the Glove Operations (as defined herein), the divestiture by the Company of the Henley Healthcare division in April, 1996, and the acquisitions by Sterile Concepts of AMP and Medical Design Concepts, as if the acquisitions and the divestiture occurred on October 31, 1994. Management believes that the following presentation will assist holders of the Notes in evaluating the ability of the Company to meet debt service requirements and other obligations.

        The pro forma information for the year ended October 29, 1995 is based on the historical financial statements of the Company for the year ended October 29, 1995 and Sterile Concepts for the year ended September 30, 1995. The pro forma financial information for the nine months ended August 4, 1996 is based on the historical financial statements of the Company for the nine months ended August 4, 1996 and those of Sterile Concepts for the nine months ended June 30, 1996.

        The summary unaudited combined pro forma financial data do not necessarily reflect the results of operations of the Company and Sterile Concepts that actually would have resulted had the Sterile Concepts Acquisition, the acquisition of the Glove Operations, the divestiture of Henley Healthcare and the acquisitions by Sterile Concepts of AMP and Medical Design Concepts, Inc. been consummated as of the dates referred to above. Accordingly, such data should not be viewed as fully representative of the past performance of the Company or Sterile Concepts or indicative of future results. The summary unaudited combined pro forma financial data should be read together with the Selected Historical Financial Data and the Financial Statements and Notes of the Company and Sterile Concepts included elsewhere in this Prospectus or incorporated herein by reference. See "Selected Consolidated Financial Data" and "Unaudited Pro Forma Financial Data."

                        PRO FORMA STATEMENT OF OPERATIONS
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                    Maxxim   Sterile Concepts
                                   Historical   Historical                              Pro Forma
                                   Year Ended   Year Ended                              Combined
                                   October 29,  September 30,                           Year Ended
                                      1995         1995            Pro forma            October 29,
                                   AS REPORTED  AS REPORTED      ADJUSTMENTS                1995
                                     --------   --------   ------------------------        --------
Net sales ........................   $265,726   $146,833   $ 18,680        $ 68,363(g,f)   $502,349
                                                              4,611                (h)
                                                                             44,718(i)
Cost of sales ....................    186,495    113,977     54,764           8,463(f,g)    380,737
                                                                              4,611(h)
                                                             38,575                (i)
                                     --------   --------   --------        --------        --------
Gross profit .....................     79,231     32,856    116,630         126,155         121,612

Operating expenses ...............     59,493     19,350      1,806           4,000(c,d)     84,377
                                                             11,960                (f)
                                                              5,217           9,449(i,g)
Nonrecurring charges .............     10,845      --                                        10,845
                                     --------   --------   --------        --------        --------
Income from operations ...........      8,893     13,506    135,613         139,604          26,390
Interest expense .................      4,088        512        467                (c)       22,865
                                                             17,484                (e)
                                                                314                (i)
Other income, net ................         28        177         31                (f)          159
                                                                 15                (i)
                                     --------   --------   --------        --------        --------
Income before income taxes .......      4,833     13,171    153,924         139,604           3,684

Income taxes .....................      1,904      4,979                      4,679(f)        2,204
                                     --------   --------   --------        --------        --------
Net income .......................   $  2,929   $  8,192   $153,924        $144,283        $  1,480
                                     ========   ========   ========        ========        ========

Net income per share.............    $   0.36   $   1.48                                   $   0.18
                                     ========   ========                                   ========

Weighted average shares
  outstanding ....................      8,159      5,526                                      8,159
                                     ========   ========                                   ========

                        PRO FORMA STATEMENT OF OPERATIONS
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                     Maxxim    Sterile Concepts
                                   Historical   Historical                             Pro Forma
                                   Nine Months  Nine Months                              Combined
                                      Ended       Ended                                 Nine Months
                                 August 4, 1996 June 30, 1996      Pro forma               Ended
                                   AS REPORTED  AS REPORTED        ADJUSTMENTS          AUGUST 4, 1996
                                     --------    --------   ------------------------        --------
Net sales........................     261,587    146,515      8,339                (g)      396,386
                                                              3,377                (h)

Cost of sales....................     188,531     118,599                     3,712(g)       300,041
                                                                              3,377(h)
                                     --------   --------   --------        --------        --------
Gross profit.....................      73,056     27,916     11,716           7,089          96,345

Operating expenses...............      53,438     20,397      1,355           3,000(c,d)     67,882
                                                                              4,308(g)
                                     --------   --------   --------        --------        --------
Income from operations...........      19,618      7,519     13,071          14,397          28,463

Interest expense.................       5,582      1,513        350                (c)       18,125
                                                             10,680                (e)

Other Income (Expense), net......        (265)       110                                       (155)
                                     --------   --------   --------        --------        --------

Income before income taxes.......      13,771      6,116     24,101          14,397          10,183

Income taxes.....................      5,142       2,631                      3,375(f)        4,398
                                     --------   --------   --------        --------        --------

Net income.......................    $  8,629   $  3,485   $ 24,101        $ 17,772        $  5,784
                                     ========   ========   ========        ========        ========

Net income per share.............$      1.04   $     0.63                                $     0.70
                                 ===========   ==========                                ==========

Weighted average shares
  outstanding....................      8,304        5,526                                     8,304
                                  ==========     ========                                 =========

                     NOTES TO PRO FORMA FINANCIAL STATEMENTS
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

PRO FORMA ACQUISITION ADJUSTMENTS

        (a) Maxxim purchased all of the outstanding Sterile Concepts Common Shares at a price of $20.00 per share net to the sellers.

        Maxxim has also agreed to acquire certain options held by employees of Sterile Concepts for $1,800 in cash. Transaction costs are estimated at $15,000, of which $4,000 relate to financing costs.
        Giving effect to the above, the Acquisition will result in the following:

Assets Acquired
   Current assets.......................   $   66,509
   Property and equipment...............        3,551
   Goodwill.............................      120,000
                                           ----------
                                           $  190,060
                                           ==========

Liabilities assumed and consideration paid
   Current liabilities..................   $    27,956
   Long-term debt.......................        34,208
   Other liabilities....................           568
   Cash Paid............................       127,328
                                              --------
                                            $  190,060
                                            ==========

        (b) In conjunction with the Acquisition, the Company entered into a new $165 million credit facility agreement and issued $100 million of 10 1/2% Senior Subordinated Notes. The new credit facility and 10 1/2% Senior Subordinated Notes were used to repay approximately $34.2 million of Sterile Concepts debt, refinance approximately $72.6 million of existing Maxxim debt, and pay the cash portion of the purchase price identified at (a) above. To finance the cash portion of the transaction, the Company utilized the $97 million net proceeds from the offering of the 10 1/2% Senior Subordinated Notes and approximately $127.3 million of the new credit facility.

        (c) Reflects increased amortization related to costs in excess of net assets acquired, amortized over 40 years, and amortization of deferred financing cost of the Senior Subordinated Notes over 10 years and the bank debt over 6 years.
                                                                     NINE MONTHS
                                                       YEAR ENDED       ENDED
                                                       OCTOBER 29,     AUGUST 4,
                                                          1995            1996
                                                         -------        -------
Amortization of goodwill of $120,000 .............       $ 3,000        $ 2,250
Less Sterile Concepts historical
   goodwill amortization .........................        (1,194)          (896)
                                                         -------        -------
                                                         $ 1,806        $ 1,355
                                                         =======        =======

Amortization of deferred financing
   costs of $4,000 ...............................       $   467        $   350
                                                         =======        =======

        (d) Reflects the elimination of salaries, benefits and related costs incurred during 1995 and the first nine months of 1996 of personnel who will be redundant to the combined entity and thus not retained on an ongoing basis.

        (e) Reflects an adjustment to interest expense due to additional debt that would have been outstanding. As Maxxim incurred bank debt of $127,300 and $100,000 related to the Notes, each increase of 1/4 percentage point in the borrowing rate will result in additional interest of approximately $318 annually or $80 quarterly.

        (f) Reflects an adjustment for the Glove Operations acquired on June 30, 1995.

        (g) Reflects an adjustment for the sale of Henley Healthcare in May
1996.

        (h) Reflects an adjustment for sales to Sterile Concepts by Maxxim.

        (i) Reflects an adjustment for the operations of Associated Medical Products Co. and Medical Design Concepts acquired by Sterile Concepts on May 1, 1995 and October 4, 1995, respectively.

        (j) Reflects an adjustment to income tax expense related to the above adjustments, except the amortization of goodwill, at a rate of 37%.

                      SELECTED CONSOLIDATED FINANCIAL DATA

        The following table presents selected historical financial data of the Company as of and for each of the five fiscal years ended October 29, 1995, and each of the nine months ended July 30, 1995 and August 4, 1996. The information presented for each of the five fiscal years ended October 29, 1995, has been derived from the financial statements of the Company as audited by KPMG Peat Marwick LLP, independent certified public accountants for the three years ended October 29, 1995 and by Arthur Andersen LLP, independent certified public accountants for the two years ended October 31, 1992. The information presented for the nine months ended July 30, 1995 and August 4, 1996, has been derived from unaudited interim financial statements of the Company, and, in the opinion of management, reflects a fair presentation of the Company's financial information. The following information should be read in conjunction with the Unaudited Pro Forma Financial Data, "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Financial Statements of the Company and notes thereto included elsewhere in this Prospectus or incorporated herein by reference.

                                                       NINE MONTHS ENDED                                 FISCAL YEARS ENDED
                                                    -------------------------------------------------------------------------------
                                                   AUGUST 4,    JULY 30, OCTOBER 29, OCTOBER 30, OCTOBER 31, OCTOBER 31, OCTOBER 31,
                                                      1996        1995        1995        1994        1993        1992       1991
                                                    --------    --------    --------    --------    --------    -------    -------
                                                         (UNAUDITED)                   (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net sales ........................................  $261,587    $182,547    $265,726    $191,382    $129,740    $74,525    $45,293
Cost of Sales ....................................   188,531     126,602     186,495     129,569      85,247     44,372     25,731
                                                    --------    --------    --------    --------    --------    -------    -------
Gross profit .....................................    73,056      55,945      79,231      61,813      44,493     30,153     19,562
Operating expenses ...............................    53,438      42,602      59,493      48,349      35,606     24,300     16,068
Nonrecurring charges .............................      --        10,845      10,845        --          --         --         --
                                                    --------    --------    --------    --------    --------    -------    -------
Income from operations ...........................    19,618       2,498       8,893      13,464       8,887      5,853      3,494
Interest expense and other, net ..................     5,847       2,411       4,060       1,641         768        531      1,034
                                                    --------    --------    --------    --------    --------    -------    -------
Income before income taxes........................    13,771          87       4,833      11,823       8,119      5,322      2,460
Income taxes .....................................     5,142          80       1,904       4,138       2,582      1,860        861
Change in accounting for income
  taxes ..........................................      --          --          --           380        --         --         --
                                                    --------    --------    --------    --------    --------    -------    -------
Net income .......................................  $  8,629    $      7    $  2,929    $ 8,065     $  5,537    $ 3,462    $ 1,599
                                                    ========    ========    ========    ========    ========    =======    =======

BALANCE SHEET DATA(1):
Working capital ..................................  $117,353    $ 68,698    $ 73,286    $ 82,886    $ 52,722    $43,755    $20,699
Total assets .....................................   442,137     257,564     264,490     165,416     114,040     70,560     48,304
Long-term obligations(2):
Bank debt and other ..............................   117,915      65,709      67,412       1,181       2,086      2,339     22,549
6 3/4% Convertible
  subordinated debentures ........................    28,750      28,750      28,750      28,750      28,750       --         --
10 1/2% Senior Subordinated Notes ................   100,000        --          --          --          --         --         --
Shareholders' equity .............................   122,110     112,681     116,351     111,470      68,458     58,954     14,330
---------------------

(1)     At period end.

(2)     Excludes current maturities of long-term debt.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The Company has grown significantly during the past five years. Net sales grew from $45,293,000 in 1991 to $265,726,000 in 1995, a compound annual growth rate of 55.5%. Over the same period, net income increased from $1,599,000 in 1991 to $10,005,000 in 1995, excluding the nonrecurring charge of $10,845,000 which was incurred in fiscal 1995. This represents a compound annual growth rate of 58.2%. This growth resulted primarily from acquisitions of established companies or product lines. Maxxim Delaware operates the Company's three divisions: Case Management, Argon Medical, and Maxxim Medical Europe. The Company's fourth division, Henley Healthcare, was sold to Lasermedics, Inc. in the second quarter of fiscal 1996. Set forth below is a brief description of the most significant acquisitions made by the Company since 1991, exclusive of the Acquisition.

ACQUISITIONS BY THE COMPANY SINCE 1991

        STERILE CONCEPTS. Maxxim completed the Tender Offer and the Merger in July and September, 1996, respectively, for cash of approximately $144,700,000, which includes the repayment of $34,200,000 of Sterile Concepts debt, and thereby became the second largest producer of custom procedure trays in the United States. The Acquisition has increased the Company's share of the custom procedure tray market, enhanced its ability to service a geographically diverse customer base through expanded nationwide operations, and increased its access to national buying groups. The Company is currently in the process of integrating Sterile Concepts into its Case Management Division.

        GLOVE OPERATIONS. In June 1995, the Company acquired the world wide glove business ("Glove Operations") from Becton Dickinson & Company and various affiliates ("Becton Dickinson") for approximately $70,600,000 in cash, in order to expand the Company's customer base and increase the Company's product offering into the surgical suite. The gloves, which are sold under such brand names as Tru-TouchT, SensiCareT, TraditionT, EudermicT, DextrenT and NeolonT, include latex and non-latex surgical and examination versions. The Glove Operations are part of the Case Management division.

        BOVIE ELECTROSURGERY. In June 1995, the Company acquired the Bovie line of electrosurgical products for approximately $2,600,000 in cash, primarily to increase the Company's vertical integration. The Bovie product lines include electrosurgical generators, as well as related disposable products and supplies which may be included in the Company's trays.

        MEDICA. On January 1, 1995, the Company purchased Medica B.V., a Netherlands corporation ("Medica") for approximately $11,000,000 in cash, as a means of obtaining Medica's expertise in manufacturing, fabricating, distributing and selling various types of disposable medical supplies in Europe, principally in The Netherlands and Belgium. Since July 1995 the Medica products have been sold in Europe through the Maxxim Medical Europe division.

        STERILE DESIGN. Maxxim became one of the country's largest providers of sterile custom procedure trays and significantly expanded its customer base in July 1993 when it combined the "Sterile Design" tradename and certain inventory and related assets acquired from a subsidiary of Johnson & Johnson with the Company's existing procedure tray business that was not specific to the cardiology and radiology markets. The Johnson & Johnson assets were acquired for approximately $25,000,000 in cash. Since June 1995 the Sterile Design products have been assembled, packaged and sold under the management of the Case Management division. Prior to that time, Sterile Design was a separate operating division of Maxxim.

        BOUNDARY. In December 1992, the Company acquired Boundary Healthcare Products Corp. ("Boundary") and assets of affiliated companies for $9,000,000 in cash and approximately 484,000 shares of Common Stock issued by Maxxim-Texas. Boundary manufactures and sells infection control apparel for operating room and other medical personnel and disposable, non-woven patient draping systems, which has allowed the Company to increase its vertical integration and increase the profit margin on procedure trays including these types of products. Boundary sells its products to non-affiliated customers and transfers its products to Argon Medical and Sterile Design for inclusion in procedure trays. Since June 1995 Boundary products have been manufactured and sold under the management of the Case Management division. Prior to that time, Boundary Healthcare was a separate operating division of Maxxim.

        ARGON MEDICAL. In July 1991, the Company purchased the Argon Medical operations ("Argon") of Edward Weck Incorporated, a subsidiary of Bristol-Myers Squibb Company, for $13,400,000 in cash and a $1,800,000 promissory note. Argon manufactures and markets disposable medical specialty products and assembles procedural trays principally for the cardiology and radiology markets. This acquisition allowed the Company to expand its customer base, increase its tray volume, and achieve further vertical integration. Since its acquisition, Argon has been a separate operating division of Maxxim.

        Due to the number, magnitude and timing of the Company's acquisitions, the Company's operating results, as reflected in the consolidated financial statements, are not directly comparable on a year-to-year or quarter-to-quarter basis. Thus, the results of operations for fiscal 1994 reflect the partial results of operations from acquisitions, while the results of operations for fiscal 1995 reflect such operations for the full twelve months and the inclusion of the Medica acquisition, the Bovie product line and the Glove Operations for ten, five and four months, respectively. For the purposes of historical comparison, the financial information and related discussions concerning the operations of the Case Management division for 1995, 1994 and 1993 have been prepared as if Sterile Design and Boundary had been combined as part of the Case Management division during those entire periods, even though the Case Management division was not formed until June 1995. In addition, fiscal 1995 includes the results of the Maxxim Medical Europe division, which was formed in the fiscal third quarter of 1995 as a result of the combination of the Medica and foreign Glove Operations which were acquired during 1995.

        The following discussion should be read in conjunction with the consolidated financial statements and the related notes thereto and other detailed information appearing elsewhere herein.

                              RESULTS OF OPERATIONS

                  QUARTER AND NINE MONTHS ENDED AUGUST 4, 1996
                  COMPARED TO SAME PERIODS ENDED JULY 30, 1995

        The following table sets forth, for the periods indicated, the percentage which selected items in the Condensed Consolidated Statements of Operations bear to net sales:

                                                PERCENTAGE OF NET SALES
                                       ----------------------------------------
                                        THREE MONTHS ENDED    NINE MONTHS ENDED
                                       --------------------  ------------------
                                       August 4,   July 30,  August 4, July 30,
                                        1996        1995       1996      1995
                                        -----      -----      -----      -----
Net sales ..........................    100.0%     100.0%     100.0%     100.0%
Cost of sales ......................     73.5%      70.2%      72.1%      69.4%
                                        -----      -----      -----      -----
Gross profit .......................     26.5%      29.8%      27.9%      30.6%
Operating expenses .................     18.9%      22.4%      20.4%      23.3%
Nonrecurring charges ...............      0.0%      16.5%       0.0%       5.9%
                                        -----      -----      -----      -----
Income (loss) from operations ......      7.6%      (9.1%)      7.5%       1.4%
Interest expense ...................     (2.1%)     (1.4%)     (2.1%)     (1.1%)
Other income (expense), net ........      0.2%      (0.6%)     (0.1%)     (0.2%)
                                        -----      -----      -----      -----
Income (loss) before taxes .........      5.7%     (11.1%)      5.3%       0.0%
Income taxes (benefit) .............      2.2%      (3.9%)      2.0%       0.0%
                                        -----      -----      -----      -----
Net income (loss) ..................      3.5%      (7.3%)      3.3%       0.0%
                                        =====      =====      =====      =====

        Net Sales for the third quarter of fiscal 1996 were $84,100,000, an increase of 28.1% over the $65,700,000 reported for the third quarter of fiscal 1995. Net sales for the first nine months of fiscal 1996 were $261,600,000, a

43.3% increase over the $182,500,000 reported for the previous year. The Company's gross profit increased to $22,300,000 in the third quarter of fiscal 1996 compared to $19,600,000 for the same quarter last year. For the nine months ended August 4, 1996, gross profit was $73,100,000 versus the $55,900,000 reported for the same period last year. The increase in sales and gross profit for both the quarter and the nine month periods was primarily due to world-wide glove operation acquisition completed in July of fiscal 1995. The Company's gross profit rate declined from 29.8% to 26.5% for the third quarter and from 30.6% to 27.9% for the nine month period of fiscal 1996 versus fiscal 1995. The decline in gross margin rate was caused by the acquisition of the lower margin glove products and the divestiture of the higher margin product lines of the Henley Healthcare division.

        Operating expenses for the third quarter were $15,900,000 or 18.9% of net sales for fiscal 1996, compared to $14,700,000 or 22.4% of net sales for fiscal 1995. For the first nine months of fiscal 1996 and 1995 operating expenses were $53,400,000 and $42,600,000, or 20.4% and 23.3% of net sales, respectively. The increase in operating expenditures was directly attributable to the glove operations acquisition and the decrease in the operating expense rate to sales was attributable to cost savings that resulted from combining the sales and distribution functions of the glove operations with the existing operations of the Company. During the third quarter of fiscal 1995, the Company recorded a non-recurring charge of $10,800,000 related to the formation of its Case Management Division.

        Interest expense was $1,795,000 or 2.1% of net sales for the third quarter of fiscal 1996 and $943,000 or 1.4% of net sales for the third quarter of 1995. For the nine months ended August 4, 1996 and the nine months ended July 30, 1995 interest expense was $5,582,000 and $2,001,000, or 2.1% and 1.1% of net
sales respectively. The increase in interest expense for both the quarter and the nine month periods is directly related to the credit facility established to finance the glove operation acquisition. The Company's effective tax rate for the quarter and nine months ended August 4, 1996 was 38.0% and 37.3% of income before income taxes, respectively.

        The Company is currently integrating the operations of Sterile Concepts with its already existing operations; however, the Company is experiencing issues relating to the Merger. These issues could affect earnings in the fourth quarter and into fiscal 1997. In addition, the Company anticipates taking a one-time charge in the fourth quarter of fiscal 1996 in connection with the Merger. Since the Tender Offer was consummated just prior to the end of the third quarter, no operating results of Sterile Concepts are included in the consolidated operating results reported herein.

        Certain of the matters discussed in this report contain forward-looking statements that involve risks and uncertainties. Although the Company believes that its expectations are based upon reasonable assumptions, it can give no assurance that anticipated results will occur.

        As a result of the foregoing, net income for the third fiscal quarter of 1996 was $2,952,000 or $0.36 a share, primary, versus a loss of $4,778,000 or ($0.59) a share, primary, for fiscal 1995. For the first nine months of fiscal 1996 and 1995, net income was $8,629,000 or $1.04 a share, primary, versus $7,000 or $0.00 a share, primary, respectively.

        COMPANY FISCAL YEARS 1995, 1994 & 1993

        The following table presents selected financial information for the periods indicated as a percentage of net sales and sets forth the percentage dollar increase (decrease) of such items from period to period.

                                                        FISCAL YEAR ENDED
                                                 -------------------------------
                                                 1995       1994         1993
                                                 -----      -----        -----
Net sales ...................................    100.0 %    100.0%       100.0 %
Cost of sales ...............................     70.2       67.7         65.7
                                                 -----      -----        -----
Gross profit ................................     29.8       32.3         34.3
Operating expenses ..........................     22.4       25.3         27.4
Nonrecurring charges ........................      4.1       --           --
                                                 -----      -----        -----
Income from operations ......................      3.3        7.0          6.9
Interest expense ............................      1.5        1.0          1.1
Other income, net ...........................     --          0.2          0.5
                                                 -----      -----        -----
Income before taxes .........................      1.8        6.2          6.3
Income taxes ................................      0.7        2.2          2.0
                                                 -----      -----        -----
Income, before accounting change ............      1.1        4.0          4.3
Accounting change ...........................     --          0.2         --
                                                 -----      -----        -----
Net income ..................................      1.1        4.2          4.3
                                                 =====      =====        =====

        COMPANY FISCAL 1995 COMPARED TO 1994

        NET SALES -- Net sales for fiscal 1995 were $265,726,000, a 38.9% increase over the $191,382,000 reported for fiscal 1994. Formed in June 1995, the Case Management division had sales of $168,295,000 for fiscal 1995 compared to sales of $130,357,000 for fiscal 1994. The increase is primarily due to new product introductions and the Bovie and Glove Operation acquisitions (see Note 2 of the Notes to Consolidated Financial Statements). The Argon Medical division's fiscal 1995 sales of $54,991,000 are 32.2% higher than the $41,610,000 recorded for fiscal 1994. This increase is primarily attributable to the introduction of the manifold and introducer products and an expanded line of pressure monitoring kits. In its first year, Maxxim Medical Europe recorded $23,649,000 of sales during fiscal 1995. In the Henley Healthcare division, sales decreased 3.2% to $18,791,000 in fiscal 1995 from $19,415,000 in fiscal 1994. The Company believes the country's general economic climate, together with concern over levels of reimbursement for physical therapy under prospective healthcare reform proposals, softened demand for the higher cost clinical equipment products of the Henley Healthcare division. The Company has since divested itself of the Henley Healthcare division.

        GROSS PROFIT -- The Company's gross profit was $79,231,000 for fiscal 1995, a 28.2% increase over the $61,813,000 for fiscal 1994. As anticipated, the gross profit margin declined to 29.8% in fiscal 1995 from 32.3% in fiscal 1994, primarily due to increased price pressure on procedure trays and the Company's continued increased product mix of lower-margin hospital products. In 1995, hospital product sales accounted for 92.9% of total sales compared to 1994 hospital product sales of 89.9%.

        MARKETING AND SELLING EXPENSES -- Marketing and selling expenses increased to $41,430,000 in fiscal 1995, versus $33,547,000 in fiscal 1994, although as a percentage of sales marketing and selling expenses decreased to 15.6% from 17.5%, respectively. The increase in marketing and selling expenses is directly attributable to the increased sales level of the Company. The decreased marketing and selling expenses, as a percentage of sales, are primarily attributable to leveraging the expenses against incremental sales increases and the reduced expenses achieved as a result of the restructuring.

        GENERAL AND ADMINISTRATIVE EXPENSES -- General and administrative expenses increased to $18,063,000 in fiscal 1995 from $14,802,000 in fiscal 1994, while as a percent of sales it decreased to 6.8% from 7.7%, respectively. Similar to marketing and selling expenses the decrease, as a percentage of sales, is primarily attributable to achieving economies of scale associated with the Company's higher sales level.

        NONRECURRING CHARGES -- During the third quarter of fiscal 1995 the Company recorded a nonrecurring charge of $10,845,000. This charge, which consists of restructuring expenses, facility consolidation expenses and intangible asset write-downs, had an $0.80 per share impact on fiscal 1995 fully diluted earnings.

        INCOME FROM OPERATIONS -- Income from operations decreased to $8,893,000 in fiscal 1995, from $13,464,000 in fiscal 1994. The decrease is attributable to the nonrecurring charge. Excluding the nonrecurring charge income from operations increased to $19,738,000, a 46.6% increase over fiscal 1994.

        INTEREST EXPENSE -- The Company's interest expense increased to $4,088,000 in fiscal 1995 from $2,059,000 in fiscal 1994. This increase is the result of the Company borrowing $75,000,000 to purchase the Glove Operation during the Company's third quarter.

        INCOME TAXES -- The effective income tax rate for fiscal 1995 increased to 39.4% from 35.0% in fiscal 1994. This increase is primarily due to the Company experiencing increased nondeductible amortization expenses.

        CUMULATIVE EFFECT OF THE CHANGE IN ACCOUNTING FOR INCOME TAXES -- During 1994, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109 ("FAS 109"), "Accounting for Income Taxes." The cumulative effect of $380,000 is reported as a one-time benefit during fiscal 1994.

        NET INCOME -- As a result of the foregoing, fiscal 1995 net income was $2,929,000 compared to fiscal 1994 income, before the FAS 109 accounting change of $7,685,000. Excluding the fiscal 1995 nonrecurring charge and the fiscal 1994 FAS 109 accounting change, net income increased to $10,005,000 in fiscal 1995, or 30.2% over fiscal 1994. Fully diluted earnings per share decreased 64% to $0.36 in fiscal 1995, versus $1.00 in fiscal 1994. Fully diluted earnings per share, excluding the 1995 nonrecurring charge and excluding the 1994 FAS 109 accounting change, increased 16.0% to $1.16 in fiscal 1995 versus $1.00 in fiscal 1994. This increase is despite the weighted average number of shares increasing to 8,159,000 in fiscal 1995 from 7,326,000 in 1994.

        COMPANY FISCAL 1994 COMPARED TO 1993

        NET SALES -- Net sales for fiscal 1994 were $191,382,000, a 47.5% increase over the $129,740,000 reported for fiscal 1993. The Case Management division's fiscal 1994 sales increased by 88% to $130,357,000 from $69,234,000 in fiscal 1993. The increase is primarily due to the expansion of the custom procedure tray operations as the result of the July 1993 purchase of certain assets from Johnson & Johnson Medical, Inc., a wholly owned subsidiary of Johnson & Johnson. The Argon Medical division's fiscal 1994 sales of $41,610,000 were 8.2% higher than the $38,449,000 recorded for fiscal 1993. In the Henley Healthcare division, sales decreased 12.0% to $19,415,000 in fiscal 1994 from $22,057,000 in fiscal 1993. The Company believes the country's general economic climate, together with concern over levels of reimbursement for physical therapy under prospective healthcare reform proposals, softened demand for the higher cost products of the Henley Healthcare division. The Company has since divested itself of the Henley Healthcare division.

        GROSS PROFIT -- The Company's gross profit was $61,813,000 for fiscal 1994, a 38.9% increase over the $44,493,000 for fiscal 1993. As anticipated, the gross profit margin declined to 32.3% in fiscal 1994 from 34.3% in fiscal 1993, primarily due to the continued increase in sales of lower-margin hospital products. In fiscal 1994 hospital product sales accounted for 89.9% of total sales compared to fiscal 1993 hospital product sales of 83.0%.

        MARKETING AND SELLING EXPENSES -- Marketing and selling expenses increased to $33,547,000, or 17.5% of sales in fiscal 1994, versus $23,285,000, or 17.9% of sales, in fiscal 1993. The increase in marketing and selling expenses is due to the expansion of the Case Management tray operations. The decrease in marketing and selling expenses as a percentage of sales to 17.5% in fiscal 1994 from 17.9% in fiscal 1993 is primarily because of the lower expense rate experienced in the Company's expanded hospital supply operations. In particular, custom procedure tray sales, which typically are made through independent representatives and generally involve lower marketing and selling costs, now represent a larger proportion of total sales.

        GENERAL AND ADMINISTRATIVE EXPENSES -- General and administrative expenses increased to $14,802,000 or 7.7% of sales in fiscal 1994, from $12,321,000, or 9.5% of sales, in fiscal 1993. The decrease in general and administrative expenses as a percentage of sales is due to the Company's consolidation of certain administrative functions of operations acquired in prior years.

        INCOME FROM OPERATIONS -- Income from operations increased 51.5% to $13,464,000 in fiscal 1994, from $8,887,000 in fiscal 1993, as a result of the sales increases discussed above. As a percentage of sales, income from operations increased to 7.0% in 1994 from 6.9% in 1993.

        INTEREST EXPENSE -- The Company's interest expense increased by 39.5% to $2,059,000 in fiscal 1994 from $1,476,000 in fiscal 1993. The increase is due to $28,750,000 in Convertible Subordinated Debentures being outstanding the entire year of 1994 compared to approximately seven months in 1993.

        INCOME TAXES -- The effective income tax rate for fiscal 1994 and 1993 did not materially differ from the statutory rates for each of the respective years.

        CUMULATIVE EFFECT OF THE CHANGE IN ACCOUNTING FOR INCOME TAXES -- As required, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." The cumulative effect of $380,000 is reported as a one-time benefit.

        NET INCOME -- As a result of the foregoing, net income increased by $2,528,000, or 45.7%, to $8,065,000 in fiscal 1994 compared to fiscal 1993 net income of $5,537,000. Primary earnings per share increased 17.0% to $1.10 in fiscal 1994 versus $0.94 in fiscal 1993, despite a 24.3% increase in the weighted average number of shares to approximately 7,326,000 in 1994 from approximately 5,890,000 in 1993. On a fully diluted basis earnings per share increased 14.3% to $1.04 in fiscal 1994 from $0.91 in fiscal 1993.

LIQUIDITY AND CAPITAL RESOURCES

        At August 4, 1996 the Company had cash and cash equivalents of approximately $2,700,000, working capital of approximately $117,400,000, long-term liabilities of $246,700,000, and shareholders' equity of $122,100,000. For the nine months ended August 4, 1996, net cash provided by operations was $6,700,000 versus $700,000 net cash used in operations for the nine months ended July 30, 1995.

        During the second quarter of fiscal 1996 the Company received approximately $6,000,000 in cash from the sale of certain assets of the Henley Healthcare division. In accordance with the terms of the Company's credit facility, $5,600,000 was used to retire a portion of the term loan.

        On July 30, 1996, the Company completed a private placement offering of $100,000,000 10 1/2% Senior Subordinated Notes, from which net proceeds of approximately $97,000,000 were received by the Company (see Note 8). In addition, pursuant to the terms of an amended Credit Agreement with its primary lender dated July 30, 1996, the Company established a $90,000,000 term loan and $75,000,000 revolving line of credit (see Note 7). On August 4, 1996, the term loan was fully drawn and $32,300,000 was borrowed on the revolving line of credit.

        On July 30, 1996, the Company used approximately $108,800,000 in cash to complete a Tender Offer to the shareholders of Sterile Concepts (see Note 6), approximately $34,200,000 in cash to repay the outstanding debt of Sterile Concepts, and $72,700,000 in cash to repay outstanding debt related to the previous credit agreement with its primary lender.

        During the first quarter of fiscal 1995 the Company used approximately $11,000,000 in cash to acquire the Medica common stock and certain assets of S.A. DPC N.V. The Medica and S.A. DPC N.V. assets acquired consist primarily of receivables, inventory, property, plant and equipment, and certain intangible assets.

        In addition, during the first quarter of fiscal 1995 the Company purchased fixed assets, inventory, machinery and equipment related to injection molding of plastic hospital disposals for $1,500,000 and 25,000 shares of common stock, subject to valuation adjustments.

        During the second quarter of fiscal 1995 the Company used approximately $13,400,000 in cash to purchase assets, inventory, machinery and equipment, and patents related to the manufacture of pressure monitoring transducers.

        On June 1, 1995 the Company used approximately $2,600,000 in cash to purchase machinery and equipment, inventory and goodwill associated with the Bovie line of electrosurgical products.

        On June 30, 1995 the Company used approximately $70,600,000 in cash to purchase property, plant and equipment and inventory associated with Glove Operation of Becton Dickinson.

        Pursuant to the terms of an Amended Credit Agreement with NationsBank dated June 30, 1995, the Company established a $75,000,000 term loan and a $25,000,000 revolving line of credit. In connection with NationsBank's syndication of the credit facility, the revolving line of credit was increased to $45,000,000 on August 25, 1995. The term loan was fully drawn on June 30, 1995 and the proceeds were used to purchase the Glove Operation and for related working capital requirements. This credit facility has now been modified pursuant to the Credit Agreement.

        As the Company did not purchase the accounts receivable associated with the Glove Operations, during the fourth quarter the Company used a portion of the revolving line of credit to finance accounts receivable and for other working capital purposes. From August 1, 1995 through September 21, 1995 the Company regularly borrowed on the line of credit to a peak borrowing of approximately $20,000,000. From September 22, 1995 to October 29, 1995 the Company regularly paid down the line of credit to its October 29, 1995 balance of approximately $4,800,000. In addition, on September 30, 1995 the Company made its first quarterly principal payment, in the amount of $2,812,500, on the $75,000,000 term note.

        During the third quarter of fiscal 1995, the Company formed its Case Management division by combining the Boundary and Sterile Design divisions with the newly acquired Glove Operations and Bovie product line. As a result of this decision, the Company incurred a noncash special charge of $9,380,000. This noncash portion of the nonrecurring charge consists of a write down of intangibles and an estimated restructuring reserve.

        The 6 3/4% Convertible Subordinated Debentures ("Debentures") are redeemable for cash at the option of the Company at any time on or after March 1, 1996. Initially the Debentures are redeemable at 105% of the principal and then declining by 1% a year to par. In addition, the Debentures are convertible into common stock at the option of the holders at a price of $18.00 per share.

LIQUIDITY

        As a result of the Prior Offering and borrowings under the Credit Agreement, the Company has substantially increased its indebtedness and interest expense. As of September 24, 1996, the Company had approximately $256,100,000 in indebtedness (including current maturities). The Company anticipates that its principal source of liquidity will be approximately $37,700,000 in additional potential borrowing available under the line of credit as of

September 24, 1996. The Company believes that its present cash balances, together with internally generated cash flow and borrowings under the Credit Agreement, will be sufficient to meet the Company's cash needs for at least the next twelve months.

INFLATION

        The Company believes inflation has not had a material effect on its results of operations for the past three years. Historically, the Company believes it has been able to minimize the effect of inflation by increasing the selling prices of its products, improving its manufacturing efficiency and increasing its employee productivity.

                              DESCRIPTION OF NOTES

EXCEPT AS OTHERWISE INDICATED BELOW, THE FOLLOWING SUMMARY APPLIES TO BOTH THE OLD NOTES AND THE NEW NOTES. AS USED HEREIN, THE TERM "NOTES" SHALL MEAN THE OLD NOTES AND THE NEW NOTES, UNLESS OTHERWISE INDICATED.

        The form and terms of the New Notes are substantially identical to the form and terms of the Old Notes, except that (i) the exchange of the New Notes pursuant to the Exchange Offer will be registered under the Securities Act, (ii) the new Notes will not provide for payment of penalty interest as Liquidated Damages, which terminate upon consummation of the Exchange Offer, and (iii) the New Notes will not bear any legends restricting transfer thereof. The New Notes will be issued solely in exchange for an equal principal amount of Old Notes. As of the date hereof, $100 million aggregate principal amount of Old Notes is outstanding. See "The Exchange Offer."

GENERAL

        The New Notes will be issued pursuant to the Indenture among the Company, as issuer, Maxxim Delaware and each of the Company's other existing Subsidiaries (including Sterile Concepts and its Subsidiaries since the date of the Merger), as Guarantors, and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. Copies of the Indenture and the Registration Rights Agreement are available as set forth under "Additional Information." The definitions of certain terms used in the following summary are set forth below under the caption "Certain Definitions."

        The Notes will be unsecured senior subordinated general obligations of the Company. The Notes will be unconditionally guaranteed on a senior subordinated and unsecured basis by Maxxim Delaware and the Company's other existing and future Subsidiaries (each, a "Note Guarantee" and, collectively, the "Note Guarantees") (including Sterile Concepts and its Subsidiaries, since the date of the Merger) that guarantee the Company's obligations under the Credit Agreement or any other Senior Indebtedness. The Company, subject to certain exceptions, will cause (i) each future Subsidiary of the Company that guarantees the Company's obligations under the Credit Agreement or any other Senior Indebtedness and (ii) each future Wholly Owned Subsidiary of the Company to enter into a supplemental indenture providing for a Note Guarantee as required in the Indenture; provided that any Guarantor that is not a Wholly Owned Subsidiary of the Company which is released from its guarantee of the Company's obligations under the Credit Agreement shall also be released from its Note Guarantee so long as such Guarantor does not guarantee any Senior Indebtedness.

        As of the date of the Indenture, none of the Company's Subsidiaries is an Unrestricted Subsidiary; however, the Company will be able to designate any non-U.S. Subsidiary of the Company, at the time of its formation or acquisition, as an Unrestricted Subsidiary, subject to certain limitations. If so designated, any such Unrestricted Subsidiary (as well as each of its Subsidiaries) will not be considered a Subsidiary of the Company for any purpose and accordingly will not be subject to the restrictive covenants set forth in the Indenture, including, without limitation, the restrictions on the incurrence of Indebtedness by Subsidiaries of the Company described herein, nor shall any Unrestricted Subsidiary be a Guarantor. See the definition of "Unrestricted Subsidiary."

        An Unrestricted Subsidiary shall continue to be an Unrestricted Subsidiary only if it (a) has no Indebtedness other than Non-Recourse Debt; and
(b) is a Person with respect to which neither the Company nor any of its Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results. If, at any time, any Unrestricted Subsidiary fails to meet the foregoing requirements, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Unrestricted Subsidiary shall be deemed to be incurred by a Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption " -- Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant).

PRINCIPAL, MATURITY AND INTEREST

        The Notes will be limited in aggregate principal amount to $100 million and will mature on August 1, 2006. Interest on the Notes will accrue at the rate of 10 1/2% per annum and will be payable semiannually in arrears on February 1 and August 1, commencing on February 1, 1997, to Holders of record on the immediately preceding January 15 and July 15. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date on which the Notes were originally issued. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, interest and Liquidated Damages on the Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest and Liquidated Damages may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; PROVIDED that all payments with respect to Global Notes and Certificated Notes (as such terms are defined below under the caption "Book Entry, Delivery and Form") the Holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York will be in the office of the Trustee maintained for such purpose. The Notes will be issued only in fully registered form, without coupons and in denominations of $1,000 and integral multiples thereof.

NOTE GUARANTEES

        Under the Note Guarantees, each Guarantor will irrevocably and unconditionally, jointly and severally, guarantee the performance and punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of the Company under the Indenture and the Notes. Each of the Guarantors will agree to pay, in addition to any amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee in enforcing any rights under the Note Guarantees. Each of the Note Guarantees will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the relevant Guarantor without rendering such Note Guarantee as it relates to such Guarantor voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. See "Risk Factors -- Fraudulent Conveyance Statutes."

        Each of the Note Guarantees will be a continuing guarantee and shall (a) remain in full force and effect until payment in full of all of the Company's Obligations under the Indenture and the Notes or upon such Guarantor's no longer being a Subsidiary of the Company and being released from its guarantee of Indebtedness of the Company under the Credit Agreement and (b) inure to the benefit of and be enforceable by the Trustee, the Holders and their successors, transferees and assigns; provided that any Guarantor that is not a Wholly Owned Subsidiary of the Company which is released from its guarantee of the Company's obligations under the Credit Agreement shall also be released from its Note

Guarantee so long as such Guarantor does not guarantee any Senior Indebtedness. Each of the Note Guarantees shall be a guarantee of payment and not of collection. Each of the Company's current Subsidiaries (including Sterile Concepts and its Subsidiaries since the date of the Merger) is a Guarantor.

SUBORDINATION

        The payment of principal of, premium, if any, interest and Liquidated Damages, if any, on the Notes will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full in cash of Senior Indebtedness, which will include borrowings under the Credit Agreement, whether outstanding on the date of the Indenture or thereafter incurred.

        Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, an assignment for the benefit of creditors or any marshaling of the Company's assets and liabilities, the holders of Senior Indebtedness will be entitled to receive payment in full in cash of all Obligations due in respect of Senior Indebtedness (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness) before the Holders of Notes will be entitled to receive any payment with respect to the Notes, and until all Obligations with respect to Senior Indebtedness are paid in full in cash, any distribution to which the Holders of Notes would be entitled shall be made to the holders of Senior Indebtedness (except that Holders of Notes may receive securities that are subordinated at least to the same extent as the Notes to Senior Indebtedness and any securities issued in exchange for Senior Indebtedness and Holders of Notes may recover payments made from the trust described under the caption "Legal Defeasance and Covenant Defeasance").

        The Company also may not make any payment upon or in respect of the Notes (except in such subordinated securities or from the trust described under the caption "Legal Defeasance and Covenant Defeasance") if (i) a default in the payment of the principal of, premium, if any, or interest on Designated Senior Indebtedness occurs and is continuing beyond any applicable period of grace or
(ii) any other default occurs and is continuing with respect to Designated Senior Indebtedness which permits holders of the Designated Senior Indebtedness as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Agent Bank or the holders or the representative of the holders of any Designated Senior Indebtedness. Payments on the Notes may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Indebtedness has been accelerated. No new period of payment blockage may be commenced by a Payment Blockage Notice unless and until 360 days have elapsed since the first day of the effectiveness of the immediately prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice, unless such default has been cured or waived for a period of not less than 90 days.

        The Indenture further requires that the Company promptly notify holders of Senior Indebtedness if payment of the Notes is accelerated because of any Event of Default.

        As a result of the subordination provisions described above, in the event of an insolvency, bankruptcy, reorganization or liquidation of the Company, or upon the occurrence of a Change of Control or an Asset Sale requiring repurchase by the Company of any Notes, there may not be sufficient assets remaining to satisfy the claims of the Holders after satisfying the claims of creditors of the Company who are holders of Senior Indebtedness and claims of creditors of the Company's Subsidiaries. See "Risk Factors -- Subordination of Notes." After giving effect to the Acquisition and the Financing Transactions, including the application of the net proceeds from the issuance of the Notes, the principal amount of Senior Indebtedness outstanding at August 4, 1996, was approximately $122.3 million. The terms of the Indenture permit the Company and its Subsidiaries to incur additional Indebtedness, subject to certain limitations, including additional Senior Indebtedness and Indebtedness that may be secured by Liens on property of the Company and its Subsidiaries. See the discussion below under the captions "Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock" and "Certain Covenants -- Liens."

        The Notes will rank senior in right of payment to the Company's 6-3/4% Convertible Subordinated Debentures due March 1, 2003.

SUBORDINATION OF NOTE GUARANTEES; RELEASE OF NOTE GUARANTEES

        The Note Guarantees are subordinated in right of payment, as set forth in the Indenture, to the prior payment in full in cash of Senior Indebtedness of the relevant Guarantor, which includes guarantees of each Guarantor of Indebtedness of the Company under the Credit Agreement, whether outstanding on the date of the Indenture or thereafter incurred.

        Upon any distribution to creditors of a Guarantor in a liquidation or dissolution of such Guarantor or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to such Guarantor or its property, an assignment for the benefit of creditors or any marshaling of such Guarantor's assets and liabilities, the holders of Senior Indebtedness of such Guarantor will be entitled to receive payment in full in cash of all Obligations due in respect of such Senior Indebtedness (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness of such Guarantor) before the Holders of Notes will be entitled to receive any payment with respect to the relevant Note Guarantee, and until all Obligations with respect to Senior Indebtedness of such Guarantor are paid in full in cash, any payment that would have been made under such Note Guarantee shall be made to the holders of Senior Indebtedness of such Guarantor (except that Holders of Notes may receive securities that are subordinated at least to the same extent as such Note Guarantee to Senior Indebtedness of such Guarantor and to any securities issued in exchange for Senior Indebtedness of such Guarantor). As of August 4, 1996 and September 24, 1996, the Guarantors had $122.3 million and $127.3 million, respectively, in the aggregate of Senior Indebtedness, $122.3 million and $127.3 million of which, respectively, consisted of guarantees under the Credit Agreement.

        Such Guarantor also may not make any payment upon or in respect of its Note Guarantee (except in such subordinated securities of such Guarantor) if (i) a default in the payment of the principal of, premium, if any, or interest on Designated Senior Indebtedness of the relevant Guarantor occurs and is continuing beyond any applicable period of grace or (ii) any other default occurs and is continuing with respect to Designated Senior Indebtedness of such Guarantor which permits holders of the Designated Senior Indebtedness of such Guarantor as to which such default relates to accelerate its maturity and the Trustee receives a Payment Blockage Notice from the Agent Bank or the holders or the representative of the holders of any Designated Senior Indebtedness of such Guarantor. Payments under any Note Guarantee may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in the case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Indebtedness of the relevant Guarantor has been accelerated. No new period of payment blockage may be commenced by a Payment Blockage Notice unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice, unless such default has been cured or waived for a period of not less than 90 days.

        As a result of the subordination provisions described above, in the event of an insolvency, bankruptcy, reorganization or liquidation of a Guarantor, or upon occurrence of a Change of Control or an Asset Sale requiring repurchase by the Company of any Notes, there may not be sufficient assets remaining to satisfy the claims of the Holders with respect to the relevant Note Guarantee after satisfying the claims of creditors of such Guarantor who are holders of Senior Indebtedness of such Guarantor. The terms of the Indenture permit Subsidiaries of the Company to incur additional Indebtedness, subject to certain limitations, including additional Senior Indebtedness and Indebtedness that may be secured by Liens on property of the Subsidiaries. See the discussion below under the captions "Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock" and "Certain Covenants -- Liens."

        The Indenture provides that any Guarantor that is not a Wholly Owned Subsidiary of the Company which is released from its guarantee of the Company's obligations under the Credit Agreement shall also be released from its Note Guarantee so long as such Guarantor does not guarantee any Senior Indebtedness. One of the circumstances in which this could occur is in the event of a sale or other disposition of all or substantially all of the assets of any Guarantor or a sale or other disposition of all of the Capital Stock of any Guarantor, provided, in each case, that such transaction is carried out in accordance with the covenants described below under the captions "Repurchase at the Option of Holders -- Asset Sales" and "Certain Covenants -- Merger, Consolidation or Sale of Assets."

OPTIONAL REDEMPTION

        The Notes will not be redeemable at the Company's option prior to August 1, 2001. Thereafter, the Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on August 1 of the years indicated below:

                      YEAR                          PERCENTAGE
        --------------------------------            ----------
        August 1, 2001..................             105.25%
        August 1, 2002..................             103.50%
        August 1, 2003..................             101.75%
        August 1, 2004 and thereafter...             100.00%

        If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis; provided that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

MANDATORY REDEMPTION

        The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS

        CHANGE OF CONTROL

        Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon (the "Change of Control Purchase Price") to the date of purchase (the "Change of Control Payment Date"). Within 30 days after the date of any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes pursuant to the procedures required by the Indenture and described in such notice. The Change of Control Payment Date shall be a business day not less than 30 days nor more than 60 days after such notice is mailed.

        On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Purchase Price in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Notes so tendered together with an officers' certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Indenture provides that, prior to complying with the provisions of this covenant, but in any event within 30 days following a Change of Control, the Company will either repay all outstanding Senior Indebtedness or obtain the requisite consents, if any, under all agreements governing outstanding Senior Indebtedness to permit the repurchase of Notes required by this covenant. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring. Although the existence of a Holder's right to require the Company to repurchase the Notes in respect of a Change of Control may deter a third party from acquiring the Company in a transaction that constitutes a Change of Control, the provisions of the Indenture relating to a Change of Control in and of themselves may not afford Holders of the Notes protection in the event of a highly leveraged transaction, reorganization, recapitalization, restructuring, merger or similar transaction involving the Company that may adversely affect Holders, if such transaction is not the type of transaction included within the definition of a Change of Control.

        The Credit Agreement provides that certain change of control events with respect to the Company would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Indebtedness to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Credit Agreement. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes.

        The meaning of the phrase "all or substantially all" as used in the definition of "Change of Control" with respect to a sale of assets varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under relevant law and is subject to judicial interpretation. Accordingly, in certain circumstances, there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company, and therefore it may be unclear whether a Change of Control has occurred and whether the Notes are subject to a Change of Control Offer.

        Restrictions in the Indenture described herein on the ability of the Company and its Subsidiaries to incur additional Indebtedness, to grant Liens on its or their property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the Notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. In certain circumstances, such restrictions and the restrictions on transactions with Affiliates may make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries. While such restrictions cover a variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders of Notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

        ASSET SALES

        The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, engage in an Asset Sale except an Exempt Asset Sale, as defined below, unless (i) the Company (or such Subsidiary) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of, and in the case of a lease of assets, a lease providing for rent and other conditions which are no less favorable to the Company (or such Subsidiary) in any material respect than the then prevailing market conditions (evidenced in each case by a resolution of the Board of Directors of the Company set forth in an officers' certificate delivered to the Trustee), and (ii) at least 75% (100% in the case of lease payments) of the consideration therefor received by the Company or such Subsidiary is in the form of cash or Cash Equivalents; provided that an Asset Sale of the Company's sterilization unit in Oldsmar, Florida shall not be subject to the requirement set forth in this clause (ii). An "Exempt Asset Sale" means an Asset Sale on or after the date of the Indenture the Net Proceeds of which plus the Net Proceeds of all other Asset Sales (other than Net Proceeds from a sale of the Company's sterilization unit in Oldsmar, Florida) concurrently or previously made on or after the date of the Indenture do not exceed $10.0 million.

        The Company may apply, and may permit its Subsidiaries to apply, Net Proceeds of an Asset Sale (other than an Exempt Asset Sale), at its option, within 365 days after the consummation of such an Asset Sale (a) to permanently reduce Senior Indebtedness other than Senior Revolving Debt, (b) to permanently reduce Senior Revolving Debt (and to correspondingly reduce the commitments, if any, with respect thereto), (c) to permanently reduce any outstanding Indebtedness of any Guarantor (and to correspondingly reduce the commitments, if any, with respect thereto), (d) to acquire another business or any substantial part of another business or other long-term assets, in each case, in, or used or useful in, the same or a similar line of business as the Company or any of its Subsidiaries was engaged in on the date of the Indenture or any reasonable extensions or expansions thereof (including the Capital Stock of another Person engaged in such business, provided such other Person is, or immediately after giving effect to any such acquisition shall become, a Wholly Owned Subsidiary of the Company), or (e) to reimburse the Company or its Subsidiaries for expenditures made, and costs incurred, to repair, rebuild, replace or restore property subject to loss, damage or taking to the extent that the Net Proceeds consist of insurance proceeds received on account of such loss, damage or taking. Pending the final application of any such Net Proceeds, the Company may temporarily reduce Senior Revolving Debt or otherwise invest such Net Proceeds temporarily in Cash Equivalents. Any Net Proceeds from Asset Sales (other than Exempt Asset Sales) that are not applied within 365 days after the consummation of an Asset Sale as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will be required to make an offer to all Holders of Notes (an "Asset Sale Offer") to purchase, on a pro rata basis, the principal amount of Notes equal in amount to the Excess Proceeds (and not just the amount thereof that exceeds $5.0 million), at a purchase price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon to the date of purchase, in accordance with the procedures set forth in the Indenture. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero, subject to any subsequent Asset Sale.

        In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Subsidiaries as an entirety to a Person in a transaction permitted under the caption "Certain Covenants -- Merger, Consolidation or Sale of Assets" below, the successor corporation shall be deemed to have sold the properties and assets of the Company and its Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of the Company or its Subsidiaries deemed to be sold shall be deemed to be Net Proceeds for purposes of this covenant.

        If at any time any non-cash consideration received by the Company or any Subsidiary in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash, then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Proceeds thereof shall be applied in accordance with this covenant.

        The Company will comply with the requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control or an Asset Sale.

        The Company may use Net Proceeds from Exempt Asset Sales for general corporate purposes (subject to the other provisions of the Indenture).

CERTAIN COVENANTS

        OWNERSHIP OF AND LIENS ON CAPITAL STOCK

        The Indenture provides that the Company (i) will not permit any Person (other than the Company or any Wholly Owned Subsidiary of the Company) to own any Capital Stock of any Subsidiary of the Company, and (ii) will not permit any Subsidiary of the Company to issue Capital Stock (except to the Company or to a Wholly Owned Subsidiary) or create, incur, assume or suffer to exist any Lien thereon, in each case except (a) directors' qualifying shares, (b) Capital Stock issued prior to the time such Person became a Subsidiary of the Company, provided that such Capital Stock was not issued in anticipation of such transaction, (c) if such Subsidiary merges with another Subsidiary of the Company, (d) if such Subsidiary ceases to be a Subsidiary of the Company (as a result of the sale of 100% of the shares of such Subsidiary, the Net Proceeds from which are applied in accordance with "Repurchase at the Option of Holders -- Asset Sales"), (e) Liens on Capital Stock of any Subsidiary of the Company to secure Indebtedness incurred under the Credit Agreement or other Senior Indebtedness incurred in compliance with the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock" or (f) Liens on Capital Stock of any Subsidiary of the Company granted in accordance with the provisions of the Indenture described below in the first sentence under the caption "Liens."

        RESTRICTED PAYMENTS

        The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any distribution of any kind or character (whether in cash, securities or other property) on account of any class of the Company's or any of its Subsidiaries' Equity Interests or to holders thereof (including, without limitation, any payment to stockholders of the Company in connection with a merger or consolidation involving the Company), other than (a) dividends or distributions payable solely in Equity Interests (other than Disqualified Stock) of the Company or (b) dividends or distributions payable solely to the Company or any Wholly Owned Subsidiary of the Company and, if such Subsidiary is not a Wholly Owned Subsidiary of the Company, payable simultaneously to its minority shareholders on a pro rata basis; (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company, any Subsidiary of the Company, any Unrestricted Subsidiary or any other Affiliate of the Company (other than any such Equity Interests owned by the Company or any Wholly Owned Subsidiary of the Company); (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any Guarantor that is PARI PASSU with or subordinated to the Notes or the Note Guarantees prior to any scheduled repayment date, mandatory sinking fund payment date or final maturity date (other than the Notes), other than through the purchase, redemption or acquisition by the Company of Indebtedness of the Company or any of its Subsidiaries through the issuance in exchange therefor of Equity Interests (other than Disqualified Stock) of the Company; or
(iv) make any Investment (other than Permitted Investments) (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

        (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

        (b) at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the of the applicable four-quarter period, the Company would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; and

        (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments declared or made by the Company and its Subsidiaries on or after the date of the Indenture (excluding Restricted Payments permitted by clauses (ii), (iii) and (iv) of the second of the next succeeding paragraph), is less than the sum of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds received by the Company from the issue or sale after the date of the Indenture of Equity Interests of the Company or of debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or convertible debt securities) sold to a Subsidiary of the Company or an Unrestricted Subsidiary and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), subject to the provision in the first sentence of the next succeeding paragraph.

        The foregoing clause (c), however, will not prohibit the Company and its Subsidiaries from declaring or making up to an aggregate amount of $10 million of Restricted Payments, in addition to the aggregate amount of Restricted Payments that are permitted under paragraph (c), provided, however, that if the aggregate amount of Restricted Payments declared or made under this sentence equals $10 million, neither the Company nor any of its Subsidiaries may declare or make any further Restricted Payments under the foregoing paragraph (c) unless, and only to the extent that, the aggregate amount of Restricted Payments that would, but for this sentence, be permitted by paragraph (c) exceeds $10 million. The foregoing clauses (b) and (c) will also not prohibit (i) the payment of any dividend on any class of Capital Stock of the Company or any Subsidiary of the Company within 60 days after the date of declaration thereof, if on the date on which such dividend was declared such payment would have complied with the provisions of the Indenture; (ii) the making of any Investment in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company or to any Unrestricted Subsidiary) of Equity Interests of the Company (other than Disqualified Stock); provided that any net cash proceeds that are utilized for any such Investment, and any Net Income resulting therefrom, shall be excluded from clause (c) of the preceding paragraph; (iii) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company or to any Unrestricted Subsidiary) of other Equity Interests of the Company (other than any Disqualified Stock); provided that any net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition, and any Net Income resulting therefrom, shall be excluded from clause (c) of the preceding paragraph; and (iv) the defeasance, redemption or repurchase of PARI PASSU or subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness or the substantially concurrent sale (other than to a Subsidiary of the Company or to any Unrestricted Subsidiary) of Equity Interests of the Company (other than Disqualified Stock); provided that any net cash proceeds that are utilized for any such defeasance, redemption or repurchase, and any Net Income resulting therefrom, shall be excluded from clause (c) of the preceding paragraph.

        The amount of all Restricted Payments (other than cash) shall be the fair market value (evidenced by a resolution of the Board of Directors set forth in an officers' certificate delivered to the Trustee) on the date of the Restricted Payment of the asset(s) proposed to be transferred by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an officers' certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant described under this caption were computed, which calculations may be based upon the Company's latest available financial statements.

        INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

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
        The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Indebtedness) and that the Company will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that the Company and any Guarantor that is organized under the laws of a jurisdiction other than the United States of America, any state thereof or the District of Columbia may incur Indebtedness (including Acquired Indebtedness) and the Company may issue shares of Disqualified Stock if: (i) the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period; and (ii) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; proved that the aggregate principal amount of any such Indebtedness incurred by all such non-U.S. Guarantors pursuant to this paragraph and outstanding at any time shall not exceed $15 million.

        The foregoing limitations on the incurrence of Indebtedness will not apply to:

        (i) the incurrence by the Company of Indebtedness under the Credit Agreement (and the incurrence by Subsidiaries of the Company of guarantees thereof) in an aggregate principal amount at any time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder) not to exceed $165 million, less the aggregate amount of all Net Proceeds of Asset Sales applied to permanently reduce the outstanding amount or the commitments with respect to such Indebtedness pursuant to the covenant described above under the caption "-- Asset Sales";

        (ii) the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes and the Note Guarantees;

        (iii) the incurrence by the Company or any of its Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or Purchase Money Obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in the business of the Company or such Subsidiary or any Permitted Refinancing Indebtedness thereof (provided that the requirements of clause (ii) of the definition of Permitted Refinancing Indebtedness need not be met for the purposes of this clause (iii)), in an aggregate principal amount not to exceed $5.0 million at any time outstanding;

        (iv) the incurrence by the Company of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, any Indebtedness described in the first paragraph or Indebtedness evidenced by the Company's 6 3/4% Convertible Subordinated Debentures due 2003;

        (v) the incurrence by the Company or any of its Subsidiaries of intercompany Indebtedness between or among the Company and any of its Wholly Owned Subsidiaries or between or among any Wholly Owned Subsidiaries; provided that, in the case of Indebtedness of the Company, such obligations shall be unsecured and subordinated in case of an event of default in all respects to the Company's obligations pursuant to the Notes; and provided, however, that (a) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Subsidiary of the Company and (b) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Subsidiary of the Company shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be;

        (vi)   the incurrence by the Company of Hedging Obligations;

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
        (vii) the incurrence by Subsidiaries of Indebtedness represented by Guarantees of Indebtedness of the Company permitted under the first paragraph of this covenant or clause (iv) of this covenant; and

        (viii) the incurrence by the Company and its Subsidiaries of Indebtedness (in addition to Indebtedness permitted by any other clause of this paragraph) in an aggregate principal amount at any time outstanding not to exceed $10.0 million.

        LIENS

        The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any of its assets, now owned or hereafter acquired, securing any Indebtedness other than Senior Indebtedness or Indebtedness specified in clauses (w) or (y) of the second sentence of the definition of "Senior Indebtedness," unless the Notes, in the case of the Company, or the Note Guarantees, in the case of the Guarantors, are secured equally and ratably with such other Indebtedness; PROVIDED that, if such Indebtedness is by its terms expressly subordinate to the Notes or the Note Guarantees, the Lien securing such subordinate or junior Indebtedness shall be subordinate and junior to the Lien securing the Notes or the Note Guarantees with the same relative priority as such subordinated or junior Indebtedness shall have with respect to the Notes or the Note Guarantees.

        DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

        The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary of the Company to (i)(a) pay dividends or make any other distributions to the Company or any of its Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or (b) pay any Indebtedness or other obligation owed to the Company or any of its Subsidiaries, (ii) make loans or advances to the Company or any of its Subsidiaries, (iii) sell, lease or transfer any of its properties or assets to the Company or any of its Subsidiaries, or (iv) guarantee the obligations of the Company evidenced by the Notes or any renewals, refinancings, exchanges, refundings or extensions thereof, except for such encumbrances or restrictions existing under or by reason of (A) Existing Indebtedness as in effect on the date of the Indenture consisting of capital leases whose encumbrances or restrictions are limited to the property subject to such leases, (B) the Indenture and the Notes, (C) applicable law, (D) any instrument governing Acquired Indebtedness or Capital Stock of a Person acquired by the Company or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Acquired Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that the Consolidated EBITDA of such Person is not taken into account in determining whether such acquisition was permitted by the terms of the Indenture, or (E) any document or instrument governing Indebtedness incurred pursuant to clause (iii) of the second paragraph under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock," provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, or (F) Permitted Refinancing Indebtedness of Indebtedness described in clause (D) hereof, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced.

        LIMITATION ON LAYERING DEBT

        The Indenture provides that the Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Indebtedness and senior in any respect in right of payment to the Notes.

        MERGER, CONSOLIDATION OR SALE OF ASSETS

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
        The Indenture provides that the Company will not, and the Company will not permit any Subsidiary of the Company to, in a single transaction or series of related transactions, consolidate or merge with or into (other than the consolidation or merger of a Wholly Owned Subsidiary of the Company with another Wholly Owned Subsidiary of the Company or into the Company) (whether or not the Company or such Subsidiary is the surviving corporation), or directly and/or indirectly through its Subsidiaries sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Subsidiaries (determined on a consolidated basis for the Company and its Subsidiaries taken as a whole) in one or more related transactions to, another corporation, Person or entity unless

        (i) either (a) the Company, in the case of a transaction involving the Company, or such Subsidiary, in the case of a transaction involving a Subsidiary of the Company, is the surviving corporation or (b) in the case of a transaction involving the Company or such Subsidiary, the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company or such Subsidiary) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States of America, any state thereof or the District of Columbia and expressly assumes all the obligations of the Company under the Notes and the Indenture or such Subsidiary under the relevant Note Guarantee and the Indenture, as the case may be, pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee;

        (ii) immediately after such transaction no Default or Event of Default exists;

        (iii) in the case of a transaction involving the Company, the Company or, if other than the Company, the entity or Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock";

        (iv) if, as a result of any such transaction, property or assets of the Company or a Guarantor would become subject to a Lien securing Indebtedness not excepted from the provisions of the Indenture described above under the caption "-- Liens," the Company, any such Guarantor or the surviving entity, as the case may be, shall have secured the Notes and the relevant Note Guarantee, as required by such provisions; and

        (v) the Company shall have delivered to the Trustee an officers' certificate and, except in the case of a merger of a Subsidiary of the Company into the Company or into a Wholly Owned Subsidiary of the Company, an opinion of counsel, each stating that such consolidation, merger, conveyance, lease or disposition and any supplemental indenture with respect thereto, comply with all of the terms of this covenant and that all conditions precedent provided for in this provision relating to such transaction or series of transactions have been complied with.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Subsidiaries of the Company the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

        TRANSACTIONS WITH AFFILIATES

        The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, after the date of the Indenture, in any one transaction or a series of related transactions, sell, lease, transfer or otherwise dispose of any of its properties, assets or services to, or make any payment to, or purchase any property, assets or services from, or enter into or make any agreement, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), other than Exempt Affiliate Transactions, unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable arm's length transaction by the Company or such Subsidiary with a Person that is not an Affiliate and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction entered into after the date of the Indenture involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors of the Company set forth in an officers' certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company and (b) with respect to any Affiliate Transaction involving aggregate consideration in excess of $5.0 million, a written opinion issued by an independent financial advisor of national standing that such Affiliate Transaction is fair to the Company or such Subsidiary, as the case may be, from a financial point of view.

        REPORTS

        The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes, and file with the Trustee, within 15 days after it is or would have been required to file such with the Commission (i) all quarterly and annual financial information that is or would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company is or were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that is or would be required to be filed with the Commission on Form 8-K if the Company is or were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, at any time after the Company files a registration statement with respect to the Exchange Offer or a Shelf Registration Statement, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any Notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information specified in Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

        The Indenture provides that each of the following constitutes an Event of Default: (i) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes (whether or not prohibited by the subordination provisions of the Indenture); (ii) default in payment when due of the principal of or premium, if any, on the Notes (whether or not prohibited by the subordination provisions of the Indenture); (iii) failure by the Company to comply with the provisions described under the captions "Repurchase at Option of Holders -- Change of Control," "Repurchase at Option of Holders -- Asset Sales," "-- Ownership of and Liens on Capital Stock," "-- Restricted Payments," "-- Incurrence of Indebtedness and Issuance of Preferred Stock" or "-- Merger, Consolidation or Sale of Assets"; (iv) failure by the Company to consummate the merger of Maxxim Acquisition Co. with and into Sterile Concepts Holdings, Inc. on or prior to December 15, 1996; (v) failure by the Company to comply with any of its other agreements or covenants in the Indenture or the Notes for 60 days after written notice by the Trustee or Holders of at least 25% of the aggregate principal amount of the Notes outstanding; (vi) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of such Indebtedness at final maturity thereof (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness as to which there has been a Payment Default or the maturity of which has been so accelerated, exceeds in the aggregate $5.0 million; (vii) failure by the Company or any of its Subsidiaries to pay final judgments (not fully covered by insurance) which exceed in the aggregate $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (viii) certain events

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
of bankruptcy, insolvency or reorganization with respect to the Company or any of its Subsidiaries; and (ix) the Note Guarantee of any Guarantor is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect (other than in accordance with the terms of the Indenture) or any Guarantor or any Person acting on behalf of any Guarantor denies or disaffirms such Guarantor's obligations under its Note Guarantee (other than by reason of a release of such Guarantor from its Note Guarantee in accordance with the terms of the Indenture).

        If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of all of the then outstanding Notes may declare all the Notes to be due and payable immediately. After such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of principal, interest, premium or Liquidated Damages that have become due solely because of such acceleration, have been cured or waived as provided in the Indenture. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company or any Subsidiary of the Company, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Indenture provides that if a Default occurs and is continuing, generally the Trustee must give notice of such Default to the Holders within 90 days after the occurrence of such Default. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or premium, if any, or interest or Liquidated Damages) if it determines that withholding notice is in their interest.

        The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or premium or Liquidated Damages on, or the principal of, any Note (except a payment default resulting from an acceleration that has been rescinded) or in respect of a provision that cannot be amended or waived without the consent of the Holder affected. See "Amendment, Supplement and Waiver."

        The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and upon becoming aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

        No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. No director, officer, employee, incorporator or stockholder of any Guarantor, as such, shall have any liability for any obligations of such Guarantor under its Note Guarantee or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Note Guarantees. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

        At its option and at any time, the Company may elect to have all of the obligations of the Company and the Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages on such Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the

                                       55
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Company's obligations under the Registration Rights Agreement, (iv) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (v) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 123rd day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must deliver to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over other creditors of the Company or the Guarantors or with the intent of defeating, hindering, delaying or defrauding creditors of the Company, the Guarantors or others; (vii) such Legal Defeasance or Covenant Defeasance shall not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless such trust shall be registered under such Act or exempt from registration thereunder; and (viii) the Company must deliver to the Trustee an officers' certificate and a opinion of counsel, each stating that all conditions precedent relating to Legal Defeasance or Covenant Defeasance, as the case may be, have been complied with.

TRANSFER AND EXCHANGE

        A Holder may transfer or exchange Notes in accordance with the Indenture. The Trustee will act as paying agent and registrar for the Notes. The Company, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents as well as certifications, legal opinions and other information and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

        The registered Holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

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
        Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes), and any existing default or failure to comply with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for the Notes).

        Without the consent of each Holder, an amendment or waiver may not: (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or premium on or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption "-- Repurchase at the Option of Holders"),
(iii) reduce the rate of or change the time for payment of interest on any Note,
(iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest or Liquidated Damages on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest or Liquidated Damages on the Notes, (vii) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "Repurchase at the Option of Holders"), (viii) modify the ranking or priority of the Notes or the Note Guarantee of any Guarantor, (ix) release any Guarantor from any of its obligations under its Note Guarantee or the Indenture other than in accordance with the terms of the Indenture or (x) make any change in the foregoing amendment and waiver provisions.

        Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of Certificated Notes, to provide for the assumption of the Company's obligations to Holders of Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the interests of the Holders of the Notes in any material respect, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

PAYMENTS FOR CONSENT

        Neither the Company nor any of its Subsidiaries or Unrestricted Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any terms or provisions of the Notes, unless such consideration is offered to be paid or agreed to be paid to all Holders of the Notes which so consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

CONCERNING THE TRUSTEE

        First Union National Bank of North Carolina is the Trustee under the Indenture. The Trustee's current address is 230 South Tryon Street, Eighth Floor, Charlotte, North Carolina 28288.

        The Holders of a majority in principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not have been cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

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ADDITIONAL INFORMATION

        Anyone who receives this Prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to Maxxim Medical, Inc., 104 Industrial Boulevard, Sugar Land, Texas 77478, Attention:
Chief Operating Officer.

BOOK-ENTRY, DELIVERY AND FORM

        The Notes will initially be issued in the form of one Global Note (the "Global Note"). The Global Note will be deposited on the date of consummation of the Exchange Offer with the Trustee as custodian for The Depository Trust Company (the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Note Holder").

        The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

        The Company expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global Note, the Depositary will credit the accounts of Participants exchanging Old Notes for New Notes with portions of the principal amount of the Global Note and (ii) ownership of the Notes evidenced by the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Holders are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to own, transfer or pledge Notes evidenced by the Global Note will be limited to such extent.

        So long as the Global Note Holder is the registered owner of any Notes, the Global Note Holder will be considered the sole Holder under the Indenture of any Notes evidenced by the Global Note. Beneficial owners of Notes evidenced by the Global Note will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the Notes.

        Payments in respect of the principal of, premium, if any, and interest, if any, on any Notes registered in the name of the Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Note Holder in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes. The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

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CERTIFICATED NOTES

        Any beneficial owner of Notes evidenced by the Global Note may obtain Notes in the form of registered definitive Notes ("Certificated New Notes"). If
(i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to change the issuance of Notes in the form of Certificated Securities under the Indenture then, upon surrender by the Global Note Holder of its Global Note, Certificated Notes will be issued to each person that the Global Note Holder and the Depositary identify as being the beneficial owner of the related Notes.

        Neither the Company nor the Trustee will be liable for any delay by the Global Note Holder or the Depositary in identifying the beneficial owners of Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depositary for all purposes.

SAME-DAY SETTLEMENT AND PAYMENT

        The Indenture requires that payments in respect of the Notes represented by the Global Note (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. With respect to Certificated Notes, the Company will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the Notes represented by the Global Note are expected to be eligible to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by the Depositary to be settled in immediately available funds. The Company expects that secondary trading in the Certificated Notes will also be settled in immediately available funds.

CERTAIN DEFINITIONS

        Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "ACQUIRED INDEBTEDNESS" means, with respect to any specified Person, (i) any Indebtedness or Disqualified Stock of any other Person existing at the time such other Person is merged with or into or becomes a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person, and in either case for purposes of the Indenture shall be deemed to be incurred by such specified Person at the time such other Person is merged with or into or becomes a Subsidiary of such specified Person or at the time such asset is acquired by such specified Person, as the case may be.

        "AFFILIATE" of any specified Person means (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (ii) any other Person who is a director or executive officer of (a) such specified Person or (b) any Person described in the preceding clause (i). For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of any class, or any series of any class, of equity securities of a Person, whether or not voting, shall be deemed to be control.

        "AGENT BANK" means NationsBank of Texas, N.A. and its successors under the Credit Agreement.

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        "ASSET SALE" means with respect to any Person, the sale, lease, conveyance or other disposition, that does not constitute a Restricted Payment or an Investment, by such Person of any of its assets (including, without limitation, by way of a sale and leaseback and including the issuance, sale or transfer of any Equity Interests in any Subsidiary of the Company or the sale or transfer of Equity Interests in any Unrestricted Subsidiary) other than to the Company (including the receipt of proceeds of insurance paid on account of the loss of or damage to any asset and awards of compensation for any asset taken by condemnation, eminent domain or similar proceeding, and including the receipt of proceeds of business interruption insurance), in each case, in one or a series of related transactions; provided, that notwithstanding the foregoing, the term "Asset Sale" shall not include: (a) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company, in accordance with the terms of the covenant described under the caption "Certain Covenants -- Merger, Consolidation or Sale of Assets," (b) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business consistent with past practice, (c) a transfer of assets by the Company to a Wholly Owned Subsidiary of the Company or by a Wholly Owned Subsidiary of the Company to the Company or to another Wholly Owned Subsidiary of the Company, (d) an issuance of Equity Interests by a Wholly Owned Subsidiary of the Company to the Company or to another Wholly Owned Subsidiary of the Company, provided that the consideration paid by the Company or such Wholly Owned Subsidiary of the Company for such Equity Interests shall be deemed to be an Investment, or (e) the sale or other disposition of cash or Cash Equivalents.

        "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

        "CAPITAL STOCK" means (i) in the case of a corporation, capital stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "CASH EQUIVALENT" means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities not more than twelve months from the date of acquisition, (b) U.S. dollar denominated (or foreign currency fully hedged) time deposits, certificates of deposit, Eurodollar time deposits or Eurodollar certificates of deposit of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $500 million or (ii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof (any such bank being an "Approved Lender"), in each case with maturities of not more than twelve months from the date of acquisition, and (c) commercial paper issued by any Approved Lender (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody's and maturing within twelve months of the date of acquisition.

        "CHANGE OF CONTROL" means such time as either:

        (i) any Person or group (within the meaning of Section 13(d) or 14(d) of the Exchange Act) (other than an underwriter conducting a firm commitment underwriting of the Company's Voting Stock) has become, directly or indirectly, the beneficial owner, by way of merger, consolidation or otherwise, of 35% or more of the voting power of the Voting Stock of the Company on a fully-diluted basis, after giving effect to the conversion and exercise of all outstanding warrants, options and other securities of the Company convertible into or exercisable for Voting Stock of the Company (whether or not such securities are then currently convertible or exercisable); or

        (ii) the sale, lease or transfer of all or substantially all of the assets of the Company to any Person or group; or

        (iii) during any period of two consecutive calendar years, individuals who at the beginning of such period constituted the Board of Directors of the Company, together with any new members of such Board of Directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the members of such Board of Directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the directors of the Company then in office; or

        (iv) the Company consolidates with or merges with or into another Person or any Person consolidates with, or merges with or into, the Company (in each case, whether or not in compliance with the terms of the Indenture), in any such event pursuant to a transaction in which immediately after the consummation thereof Persons owning a majority of the Voting Stock of the Company immediately prior to such consummation shall cease to own a majority of the Voting Stock of the Company or the surviving entity if other than the Company.

        "CONSOLIDATED EBITDA" means, with respect to any Person for any period, the sum of, without duplication, (i) the Consolidated Net Income of such Person and its Subsidiaries for such period, plus (ii) the Fixed Charges for such period, plus (iii) amortization of deferred financing charges for such period, plus (iv) provision for taxes based on income or profits for such period (to the extent such income or profits were included in computing Consolidated Net Income for such period), plus (v) consolidated depreciation, amortization and other noncash charges of such Person and its Subsidiaries required to be reflected as expenses on the books and records of such Person, minus (vi) cash payments with respect to any nonrecurring, noncash charges previously added back pursuant to clause (v), and excluding (vii) the impact of foreign currency translations. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other noncash charges of, a Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent (and in the same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to such Person by such Subsidiary without prior approval (unless such approval has been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

        "CONSOLIDATED NET INCOME" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; PROVIDED that (i) the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Subsidiary thereof, (ii) the Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (unless such approval has been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded, and (v) the Net Income of, or any dividends or other distributions from, any Unrestricted Subsidiary, to the extent otherwise included, shall be excluded, until distributed in cash to the Company or one of its Subsidiaries.

        "CONSOLIDATED NET WORTH" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person (other than purchase accounting adjustments made, in connection with any acquisition of any entity that becomes

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a consolidated Subsidiary of such Person after the date of the Indenture, to the book value of the assets of such entity), (y) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined on a consolidated basis in accordance with GAAP.

        "CREDIT AGREEMENT" means that certain Second Amended and Restated Credit Agreement, dated as of the date of the Indenture, by and among the Company and NationsBank of Texas, N.A., as agent, and the lenders parties thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, increased, renewed, refunded, replaced, restated or refinanced from time to time.

        "DEFAULT" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

        "DESIGNATED SENIOR INDEBTEDNESS" means in respect of the Company, (i) so long as the Senior Bank Debt is outstanding, the Senior Bank Debt and (ii) any other Senior Indebtedness permitted under the Indenture the principal amount of which is $15.0 million or more and that has been designated by the Company as "Designated Senior Indebtedness" and, in respect of any Guarantor, any guarantee by such Guarantor of Designated Senior Indebtedness of the Company.

        "DISQUALIFIED STOCK" means (a) with respect to any Person, Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date which is one year after the date on which the Notes mature and (b) with respect to any Subsidiary of such Person (including with respect to any Subsidiary of the Company), any Capital Stock other than any common stock with no preference, privileges, or redemption or repayment provisions.

        "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock), whether outstanding prior to, on or after the date of the Indenture.

        "EXEMPT AFFILIATE TRANSACTIONS" means (a) transactions between or among the Company and/or its Wholly Owned Subsidiaries, (b) advances to officers of the Company or any Subsidiary of the Company in the ordinary course of business to provide for the payment of reasonable expenses incurred by such persons in the performance of their responsibilities to the Company or such Subsidiary or in connection with any relocation, (c) fees and compensation paid to and indemnity provided on behalf of directors, officers or employees of the Company or any Subsidiary of the Company in the ordinary course of business, (d) any employment agreement that is in effect on the date of the Indenture in the ordinary course of business and any such agreement entered into by the Company or a Subsidiary of the Company after the date of the Indenture in the ordinary course of business of the Company or such Subsidiary and (e) any Restricted Payment that is not prohibited by the covenant set forth under the caption "Certain Covenants -- Restricted Payments" above.

        "EXISTING INDEBTEDNESS" means the Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the Indenture, until such amounts are repaid.

        "FIXED CHARGE COVERAGE RATIO" means with respect to any Person for any period, the ratio of the Consolidated EBITDA of such Person and its Subsidiaries for such period to the Fixed Charges of such Person and its Subsidiaries for such period. In the event that the Company or any of its Subsidiaries incurs, assumes, guarantees or repays or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the four-quarter reference period for which the Fixed Charge Coverage Ratio is being calculated but on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the

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"Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. For purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period, and (ii) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Subsidiaries following the Calculation Date.

        "FIXED CHARGES" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Subsidiaries for such period (net of any interest income) including, without limitation, amortization of original issue discount, noncash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations, but excluding amortization of deferred financing charges for such period and (ii) the consolidated interest expense of such Person and its Subsidiaries that was capitalized during such period, and
(iii) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries (whether or not such guarantee or Lien is called upon) and (iv) the product of (a) all cash dividend payments (and noncash dividend payments in the case of a Person that is a Subsidiary) on any series of preferred stock of such Person payable to a party other than the Company or a Wholly Owned Subsidiary, multiplied by (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, on a consolidated basis and in accordance with GAAP.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession of the United States, that are applicable to the circumstances as of the date of determination; provided that, except as specifically provided in the Indenture, all calculations made for purposes of determining compliance with the covenants set forth in Article IV and Section 5.01 of the Indenture (which include the covenants described above under "-- Certain Covenants") shall use GAAP as in effect on the date of the Indenture for financial statements for fiscal years ending on or after December 31, 1996.

        "GUARANTEE" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

        "GUARANTOR" means (i) Maxxim Medical, Inc., a Delaware corporation, (ii) Maxxim Acquisition Co., through the date of the Merger, (iii) each other existing Subsidiary of the Company, (iv) each Subsidiary of the Company formed or acquired (and each other Person that becomes a Subsidiary of the Company) after the date of the Indenture that guarantees the Company's obligations under the Credit Agreement or any other Senior Indebtedness and (v) each other Wholly Owned Subsidiary formed or acquired or that becomes such after the date of the Indenture ; provided that (a) Sterile Concepts Holdings, Inc. and its Subsidiaries did not become Guarantors until the consummation of the Merger; (b) any Subsidiary of the Company acquired after the date of the Indenture which is prohibited from entering into a Note Guarantee pursuant to restrictions contained in any debt instrument in existence at the time such Subsidiary was so acquired and not entered into in anticipation or contemplation of such acquisition shall not be required to become a Guarantor so long as any such restriction is in existence and to the extent of any such restriction and so long as such Subsidiary does not guarantee any Senior Indebtedness; and (c) any non-Wholly Owned Subsidiary of the Company that

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is released from its guarantee of the Company's obligations under the Credit
Agreement shall also be released from its Note Guarantee so long as such Subsidiary does not guarantee any Senior Indebtedness.

        "HEDGING OBLIGATIONS" means, with respect to any Person, the obligations of such Person entered into in the ordinary course of business under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and other similar financial agreements or arrangements designed to protect such Person against, or manage the exposure of such Person to, fluctuations in interest rates, and (ii) forward exchange agreements, currency swap, currency option and other similar financial agreements or arrangements designed to protect such Person against, or manage the exposure of such Person to, fluctuations in foreign currency exchange rates.

        "INDEBTEDNESS" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations, or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable incurred in the ordinary course of business, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the guarantee by such Person of any indebtedness of any other Person.

        "INVESTMENTS" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding advances to officers of the type specified in clause (b) of the definition of Exempt Affiliate Transactions), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; PROVIDED that an acquisition of assets, Equity Interests or other securities by the Company for consideration consisting of common equity securities of the Company shall not be deemed to be an Investment.

        "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

        "NET INCOME" means, with respect to any Person for any period, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or
(b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

        "NET PROCEEDS" means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any noncash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions), taxes paid or payable as a result thereof, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

        "NON-RECOURSE DEBT" means Indebtedness (i) as to which neither the Company nor any of its Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; and (ii) no

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
default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

        "OBLIGATIONS" means any principal, interest, penalties, premiums, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "PERMITTED INVESTMENTS" means (a) any Investments in the Company; (b) any Investments in Cash Equivalents; (c) Investments made as a result of the receipt of noncash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "Repurchase at the Option of Holders -- Asset Sales"; (d) Investments outstanding as of the date of the Indenture; and (e) Investments in Wholly Owned Subsidiaries of the Company and any entity that (i) is engaged in the same or a similar line of business as the Company or any of its Subsidiaries was engaged in on the date of the Indenture or any reasonable extensions or expansions thereof and (ii) as a result of such Investment, becomes a Wholly Owned Subsidiary of the Company.

        "PERMITTED REFINANCING INDEBTEDNESS" means any Indebtedness of the Company or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Subsidiaries; provided that: (i) the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Subsidiary of the Company that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

        "PERSON" means any individual, corporation, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

        "PURCHASE MONEY OBLIGATIONS" of any Person means any obligations of such Person to any seller or any other Person incurred or assumed to finance the construction and/or acquisition of real or personal property to be used in the business of such Person or any of its Subsidiaries in an amount that is not more than 100% of the cost of such property, and incurred within 180 days after the date of such construction or acquisition (excluding accounts payable to trade creditors incurred in the ordinary course of business).

        "SENIOR BANK DEBT" means the Obligations outstanding under the Credit Agreement.

        "SENIOR INDEBTEDNESS" means, with respect to the Company, (i) the Senior Bank Debt and (ii) any other Indebtedness permitted to be incurred by the Company under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to any Indebtedness for money borrowed. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include (w) any liability for federal, state, local or other taxes owed or owing by the Company,
(x) any Indebtedness of the Company to any of its Subsidiaries, Unrestricted Subsidiaries or other Affiliates, (y) any trade payables or (z) any Indebtedness to the extent that is incurred in violation of the Indenture. "Senior Indebtedness" means, with respect to any Guarantor, any guarantee by such Guarantor of Senior Indebtedness of the Company.

        "SENIOR REVOLVING DEBT" means revolving credit borrowings and letters of credit under the Credit Agreement and/or any successor facility or facilities.

        "SUBSIDIARY" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof). Notwithstanding the foregoing, an Unrestricted Subsidiary and all of its Subsidiaries shall not be Subsidiaries of the Company for any purposes of the Indenture.

        "UNRESTRICTED SUBSIDIARY" means (i) any Person that (a) is acquired or formed after the date of the Indenture and that is organized under the laws of a jurisdiction other than the United States of America, any state thereof or the District of Columbia, (b) at the time of acquisition or formation shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below and (c) would, but for such designation, be a Subsidiary of the Company and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company shall make any such designation if (i) such Subsidiary does not, directly or indirectly, own any Capital Stock or Indebtedness of, or own or hold any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; (ii) the amount of the Investment by the Company or any of its Subsidiaries in such Unrestricted Subsidiary would be permitted under " -- Certain Covenants -- Restricted Payments" as a "Restricted Payment" after giving effect to the designation; and (iii) all Indebtedness of such Unrestricted Subsidiary is Non-Recourse Debt. The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Subsidiary; provided, HOWEVER, that immediately after giving pro forma effect to such designation (1) the Company could incur $1.00 of additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio test in " -- Certain Covenants -- Limitation on Indebtedness" and (2) no Default or Event of Default shall have occurred and be continuing following such designation. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an officers' certificate certifying that such designation complies with the foregoing provisions.

        "U.S. GOVERNMENT OBLIGATIONS" means (i) securities that are (a) direct obligations of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof; and (ii) depositary receipts issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any U.S. Government Obligation which is specified in clause (i) above and held by such bank for the account of the holder of such depositary receipt, or with respect to any specific payment of principal or interest on any U.S. Government Obligation which is so specified and held, PROVIDED that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest of the U.S. Government Obligation evidenced by such depositary receipt.

        "VOTING STOCK" of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

        "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the product obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payments at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

        "WHOLLY OWNED SUBSIDIARY" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such

Person or by one or more Wholly Owned Subsidiaries of such Person. Unrestricted Subsidiaries shall not be included in the definition of Wholly Owned Subsidiary for any purpose of the Indenture.

                       DESCRIPTION OF CERTAIN INDEBTEDNESS

CREDIT AGREEMENT

        Concurrently with the consummation of the Tender Offer and the issuance of the Old Notes, the Company executed the Credit Agreement with Agent Bank with respect to a $165 million credit facility consisting of a $75 million revolving credit facility, which included a $15 million sublimit for the issuance of standby and commercial letters of credit, and a $90 million term loan facility. The proceeds of the Credit Agreement were used to finance a portion of the Acquisition, and to refinance the credit facilities of Maxxim Delaware and Sterile Concepts, and will be used for working capital, capital expenditures, and other purposes. Portions of Agent Bank's rights and obligations under the Credit Agreement and the documents, instruments and agreements executed in connection therewith were subsequently assigned to and assumed by members of a syndicate of lenders (the "Lenders") which includes Agent Bank.

        The principal portion of the revolving loan will mature and become due and payable July 31, 2002. The principal of the term loan portion of the Credit Agreement is to be repaid in quarterly installments aggregating annual amounts during each year of the term loan of $6 million, $12 million, $15 million, $17.5 million, $17.5 million and $22 million, and will mature and become due and payable July 31, 2002. The indebtedness evidenced by the Credit Agreement bears interest at a rate equal to LIBOR or the Alternate Base Rate (defined as the higher of (1) the Agent Bank's prime rate and (2) the Federal Funds rate plus 0.50%), plus a margin which depends on the ratio of total Funded Debt to EBITDA. The Company is permitted to prepay the Indebtedness evidenced by the Credit Agreement in whole or in part at any time without penalty or premium (subject to reimbursement of Lenders' breakage and redeployment costs actually incurred in the case of prepayment of LIBOR borrowings), and must prepay such Indebtedness with the proceeds of certain asset sales, and permitted debt and equity issuances.

        Repayment of the Indebtedness evidenced by the Credit Agreement is secured by a first priority security interest in all of the capital stock of Maxxim's domestic Subsidiaries (including Sterile Concepts and its Subsidiaries since the date of the Merger), and sixty-five percent of the capital stock of each of its foreign Subsidiaries, which capital stock shall not be subject to any other lien or encumbrance. In addition, repayment is guaranteed by all existing and newly created subsidiaries of the Company, including, since the date of the Merger, Sterile Concepts and its Subsidiaries.

        The Credit Agreement contains representations and warranties, events of default, financial and other covenants, cost and yield protections, indemnification and other provisions which are usual and customary for transactions of this type. In addition, the Agent Bank, which has been and will be paid customary fees in connection with the establishment and administration of the loans described in the Credit Agreement, is an affiliate of NCMI, one of the Initial Purchasers of the Old Notes.

6 3/4% CONVERTIBLE SUBORDINATED DEBENTURES

        The Company is also currently indebted in the aggregate principal amount of approximately $28,750,000 under certain 6 3/4% Convertible Subordinated Debentures (the "Debentures") issued under an Indenture (the "1993 Indenture") dated as of March 18, 1993, between the Company, as Issuer, and Chemical Bank, as Trustee (the "Debenture Trustee"). The Debentures represent unsecured general obligations of the Company, subordinate in right of payment to the Notes and certain other obligations of the Company, and are convertible into Common Stock of the Company. Interest on the indebtedness evidenced by the Debentures is payable at the annual rate of 6 3/4% semiannually on March 1 and September 1. The Debentures were issued in fully registered form, and will mature on March 1, 2003. The 1993 Indenture does not contain any financial covenants, nor any limitation on the Company's ability to incur Debenture Senior Indebtedness, as hereinafter defined. The 1993 Indenture was filed as an exhibit to the Registration Statement filed with the Commission in order to register the Debentures, and is also available for inspection at the office of the Debenture Trustee.

        SUBORDINATION OF DEBENTURES. The indebtedness evidenced by the Debentures and the payment of principal and interest thereon, including any redemption or repurchase price, are subordinate and subject in right of payment to the prior payment in full of all Debenture Senior Indebtedness, including the Notes. "Debenture Senior Indebtedness" means all indebtedness of the Company for money borrowed, other than the Debentures, whether outstanding on the date of the 1993 Indenture or thereafter created, incurred or assumed, except indebtedness that by the terms of the instrument or instruments by which such indebtedness was created, incurred or assumed expressly provides that it (i) is junior in right of payment to the Debentures or (ii) ranks PARI PASSU with the Debentures.

        CONVERSION OF DEBENTURES. The holders of Debentures are entitled at any time prior to the close of business on March 1, 2003, subject to prior redemption, to convert any Debentures or portions thereof into Common Stock of the Company, at the conversion price of $18 per share, subject to adjustment on certain standard terms and conditions.

        OPTIONAL REDEMPTION BY THE COMPANY. The Debentures are redeemable at the option of the Company at any time, on at least 30 but not more than 60 days' notice, at the option of the Company, as a whole or in part, at redemption prices which are currently 105% of the principal amount, and decline to 100% of the principal amount in 2002.

        REPURCHASE AT OPTION OF HOLDERS. If a Repurchase Event (as described below) occurs, each holder of Debentures will have the right, at the holder's option, to require the Company to redeem all or a portion of such holder's Debentures on a date designated by the Company (the "Repurchase Date") that is not less than 30 nor more than 60 days after the date of the Company's notice of such Repurchase Event. The Company will redeem such Debentures at a price equal to the principal amount of the Debentures, plus accrued interest to the Repurchase Date. The term "Repurchase Event" includes (i) acquisitions of stock by a person or group that results in such person or group having 50% of the voting power allocable to the Company's voting capital stock, (ii) acquisition by the Company in any twelve-month period of more than 30% of its capital stock,
(iii) certain changes in the composition of the Board of Directors, (iv) certain consolidations or mergers, or the sale of more than two-thirds of the Company's assets, or (v) certain distributions by the Company with respect to its capital stock, resulting in the payment or distribution to holders of capital stock of the Company of over 30% of the Company's assets in any twelve-month period.

                              PLAN OF DISTRIBUTION

        Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, starting on the Expiration Date and ending on the close of business one year after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until ____________, 199__, all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

        The Company will not receive any proceeds from any sales of New Notes by broker-dealers or others. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit from any such resale of New Notes and any commissions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of one year after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

        The legality of the Notes and the Note Guarantees will be passed upon for the Company by Boyer, Ewing & Harris Incorporated, Houston, Texas.

                                     EXPERTS

        The financial statements of the Company as of October 29, 1995 and October 30, 1994, and for each of the years in the three-year period ended October 29, 1995 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The financial statements of Sterile Concepts as of September 30, 1995 and 1994, and for each of the years in the three-year period ended September 30, 1995 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                    ALL TENDERED OLD NOTES, EXECUTED LETTERS
                   OF TRANSMITTAL AND OTHER RELATED DOCUMENTS
                    SHOULD BE DIRECTED TO THE EXCHANGE AGENT.
                   QUESTIONS AND REQUESTS FOR ASSISTANCE AND
                     REQUESTS FOR ADDITIONAL COPIES OF THE
                    PROSPECTUS, THE LETTER OF TRANSMITTAL AND
                  OTHER RELATED DOCUMENTS SHOULD BE ADDRESSED
                       TO THE EXCHANGE AGENT AS FOLLOWS:

                      BY HAND, REGISTERED OR CERTIFIED MAIL
                              OR OVERNIGHT CARRIER:

                            FIRST UNION NATIONAL BANK
                                OF NORTH CAROLINA
                         230 Tryon Street, Eighth Floor
                         Charlotte, North Carolina 28288
                          BY FACSIMILE: ______________

                        Confirm by telephone:____________

                    (ORIGINALS OF ALL DOCUMENTS SUBMITTED BY
                   FACSIMILE SHOULD BE SENT PROMPTLY BY HAND,
                 OVERNIGHT COURIER, OR REGISTERED OR CERTIFIED
                                     MAIL).

        NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE INITIAL PURCHASERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

            --------------------------------------------------------

  UNTIL ____________, 1996 (25 DAYS AFTER THE DATE OF THIS EXCHANGE OFFER), ALL
    DEALERS EFFECTING TRANSACTIONS IN NEW NOTES, WHETHER OR NOT PARTICIPATING
        IN THIS EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS.

                        OFFER TO EXCHANGE ALL OUTSTANDING
                           10 1/2% SENIOR SUBORDINATED
                                 NOTES DUE 2006
                         ($100,000,000 PRINCIPAL AMOUNT)
                                       FOR
                           10 1/2% SENIOR SUBORDINATED
                                 NOTES DUE 2006

                                     [LOGO]
                           --------------------------
                              P R O S P E C T U S
                           --------------------------

                                _________, 1996

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

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

          Under Article 1302-7.06 of the Texas Miscellaneous Corporation Laws Act, the articles of incorporation of a Texas corporation may provide that a director of that corporation shall not be liable, or shall be liable only to the extent provided in the articles of incorporation, to the corporation or its shareholders for monetary damages for acts or omissions in the director's capacity as a director, except that the articles of incorporation cannot provide for the elimination or limitation of liability of a director to the extent that the director is found liable for (i) a breach of the director's duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith that constitute a breach of duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law,
(iii) any transaction from which the director received an improper personal benefit, or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute. Article XI of the Company's Restated Articles of Incorporation sets forth specific provisions for limitation of director liability which are substantially identical to the provisions of
Article 1302-7.06 described above and further states that a director of the Company will not be liable to the Company or its shareholders for monetary damages to the fullest extent permitted by any provision of the statutes of Texas that limits the liability of a director.

        In addition, Article 2.02-1 of the Texas Business Corporation Act authorizes a Texas corporation to indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding, including any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative because the person is or was a director. The indemnification is permitted only if it is determined that the person (1) conducted himself in good faith; (2) reasonably believed (a) in the case of conduct in his official capacity as a director of the corporation, that his conduct was in the corporation's best interests; and (b) in all other cases, that his conduct was at least not opposed to the corporation's best interests; and (3) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. A person may be indemnified under
Article 2.02-1 against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses actually incurred by the person (including court costs and attorneys' fees), but if the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by him, the indemnification is limited to reasonable expenses actually incurred and may not be made in respect of any proceeding in which the person has been found liable for willful or intentional misconduct in the performance of his duty to the corporation. A corporation is obligated under
Article 2.02-1 to indemnify a director or officer against reasonable expenses incurred by him in connection with a proceeding in which he is named a defendant or respondent because he is or was a director or officer if he has been wholly successful, on the merits or otherwise, in the defense of the proceeding. Under
Article 2.02-1 a corporation may (i) indemnify and advance expenses to an officer, employee, agent or other person who are or were serving at the request of the corporation as a director, officer, partner venturer, proprietor, trustee, employee, agent or similar functionary of another entity to the same extent that it may indemnify and advance expenses to directors, (ii) indemnify and advance expenses to directors and such other persons to such further extent, consistent with law, as may be provided in the corporation's articles of incorporation, bylaws, action of its board of directors, or contract or as permitted by common law and (iii) purchase and maintain insurance or another arrangement on behalf of directors and such other persons against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person. The Bylaws of the Company set forth specific provisions for indemnification of directors, officers, agents and other persons which are substantially identical to the provisions of Article 2.02-1 described above. The Company maintains directors and officers insurance in the amount of $2,000,000, with a $50,000 deductible, that will be effective through November 1, 1996.

ITEM 21.  EXHIBITS

Exhibit                                                                     Page
NUMBER    EXHIBIT DESCRIPTION                                                NO.

  1.1 Purchase Agreement dated July 18, 1996 between Maxxim and Initial Purchasers relating to the Old Notes (Filed as Exhibit No. 3 to the Form 8-K of Maxxim, filed with the Commission on August 14, 1996 and incorporated herein by reference).

  2.1 Agreement and Plan of Merger dated as of June 10, 1996, by and among Maxxim-Delaware, Maxxim Acquisition and Sterile Concepts (Filed as Exhibit (d) to the Schedule 14D-1 of Maxxim, Maxxim-Delaware, and Purchaser, with the Commission on June 14, 1996 and incorporated herein by reference).

  4.1 Indenture dated July 30, 1996, by and among Maxxim, as Issuer, Maxxim-Delaware, Purchaser, Fabritek La Romana, Inc., Maxxim Medical Canada Limited, Medica B.V. and Medica Inc., Maxxim Medical Canada Limited, Medica B.V. and Medica Hospital Supplies, N.V., as Guarantors and First Union National Bank of North Carolina, as Trustee (Filed as Exhibit No. 4 to the Form 8-K of Maxxim, filed with the Commission on August 14, 1996 and incorporated herein by reference).

**4.2 Supplemental Indenture No. 1, by and among Maxxim, as Issuer, Maxxim-Delaware, Purchaser, Fabritek La Romana, Inc., Maxxim Medical Canada Limited, Medica B.V. and Medica Inc., Maxxim Medical Canada Limited, Medica B.V., Medica Hospital Supplies, N.V., Sterile Concepts Holdings, Inc., Sterile Concepts, Inc., Associated Medical Products Company, and Sterile Concepts Limited, as Guarantors and First Union National Bank of North Carolina, as Trustee.

4.4 Registration Rights Agreement dated as of July 18, 1996, executed by Maxxim and Initial Purchasers.

**5.1 Opinion of Boyer, Ewing & Harris Incorporated, counsel to the Company, as to the validity of the New Note.

10.1 Second Amended and Restated Credit Agreement, dated July 30, 1996, by and among Maxxim, NationsBank of Texas, N.A. and the banks named therein (Filed as Exhibit No. 2 to the 8-K of Maxxim, filed with the Commission on August 14, 1996 and incorporated herein by reference).

12.1      Computation of Ratio of Earnings to Fixed Charges.

24.1      Consents of KPMG Peat Marwick LLP

**24.2    Consent of Boyer, Ewing & Harris Incorporated is contained in Exhibit
          5.1 to the Registration Statement.

25.1 Powers of Attorney. A power of attorney, pursuant to which amendments to this Registration Statement may be filed, is included in the signature pages contained in Part II.

99.1      Form of Letter of Transmittal

99.2      Form of Notice of Guaranteed Delivery

**To Be Filed By Amendment

ITEM 22.  UNDERTAKINGS

          (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

          (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it becomes effective.

          (e)  The undersigned registrant hereby undertakes that:

               (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

               (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

          PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT ON FORM S-4 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THERETO DULY AUTHORIZED, IN THE CITY OF HOUSTON, STATE OF TEXAS, ON OCTOBER 1, 1996.

                                MAXXIM MEDICAL, INC.

                                By:  /s/ KENNETH W. DAVIDSON
                                     Kenneth W. Davidson, Chairman of the Board,
                                     President and Chief Executive Officer

                                POWER OF ATTORNEY

       KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kenneth W. Davidson and Peter M. Graham, or either of them, each with power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all subsequent pre- and post-effective amendments and supplements to this Registration Statement, and to file the same, or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                                   SIGNATURES

       PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

          SIGNATURES                        TITLES                                DATE
/s/ KENNETH W. DAVIDSON          Chairman of the Board of Directors,        October 1, 1996
     (KENNETH W. DAVIDSON)       President and Chief Executive Officer
                                 (principal executive officer)

/s/ PETER M. GRAHAM              Executive Vice President, Treasurer        October 1, 1996
       (PETER M. GRAHAM)         and Chief Operating Officer (principal
                                 financial officer)

/s/ ALAN S. BLAZEI               Vice President - Controller                October 1, 1996
       (ALAN S. BLAZEI)          (principal accounting officer)


/s/ DONALD R. DEPRIEST           Director                                   October 1, 1996
     (DONALD R. DEPRIEST)

                                      II-4

__________________________       Director                                   October __, 1996
     (PETER G. DORFLINGER)


/s/ MARTIN GRABOIS, M.D.         Director                                   October 1, 1996
    (MARTIN GRABOIS, M.D.)


/s/ ERNEST J. HENLEY, PH.D.      Director                                   October 1, 1996
   (ERNEST J. HENLEY, PH.D.)


__________________________       Director                                   October __, 1996
  (RICHARD O. MARTIN, PH.D.)


__________________________       Director                                   October __, 1996
      (HENK R. WAFELMAN)